Exhibit 99.6

MASTER INFORMATION TECHNOLOGY AND APPLICATION
DEVELOPMENT SERVICES AGREEMENT
between
Lender Processing Services, Inc.
and
Fidelity National Financial, Inc.
dated as of July 2, 2008

TABLE OF CONTENTS

ARTICLE 1. DEFINITIONS; RULES OF INTERPRETATION	4
1.1. Definitions	4
1.2. Rules of Interpretation	4

ARTICLE 2. TERM	5
2.1. Initial Term	5
2.2. Renewal and Extensions	5

ARTICLE 3. SERVICES	6
3.1. Services	6
3.2. LPS Responsible for all Service Providers and LPS Subcontractors	7
3.3. Services	7
3.4. Base Services Agreements	8
3.5. Statements of Work and Additional Services	8
3.6. Licenses and Permits	10
3.7. Change Control Procedures	10
3.8. Product Discontinuation	10
3.9. Intentionally Deleted	10
3.11. Reports	10
3.12. Compliance Environment	10
3.13. Title to Work Product Other Than Software	11
3.14. LPS Affiliate Statements of Work	12

ARTICLE 4. INTENTIONALLY DELETED	12

ARTICLE 5. SERVICE LEVELS	12
5.1. Services	12
5.2. Adjustment of Service Levels	12
5.3. Intentionally Deleted	12
5.4. Service Level Penalties	12
5.5. Intentionally Deleted	13
5.6. Service Level Measurement	13
5.7. Service Level Audit	13

ARTICLE 6. SERVICE LOCATIONS	13
6.1. LPS Service Locations	13
6.2. Safety and Security Procedures	13

ARTICLE 7. RELATIONSHIP MANAGEMENT; DISPUTE RESOLUTION	15
7.1. Relationship Managers	15
7.2. Continuity of Services	16
7.3. Dispute Resolution	16

ARTICLE 8. PROJECT STAFF	17
8.1. Project Staff	17
8.2. FTEs	18
8.3. Onsite Resources	18
8.4. LPS Subcontractors	18
LPS Contract

i

8.5. Conduct of LPS Personnel	18
8.6. Conduct of FNF Personnel	19
8.7. Personnel Recruitment	19

ARTICLE 9. PROPRIETARY RIGHTS IN SOFTWARE AND SYSTEMS.	19
9.1. Identification of Software	19
9.2. FNF Software	20
9.3. LPS Proprietary Software	20
9.4. LPS Third Party Software	21
9.5. Enhancements and Modifications	21
9.6. Newly Developed Software	22
9.7. Equipment	22
9.8. Systems	22

ARTICLE 10. REQUIRED CONSENTS	22

ARTICLE 11. THIRD PARTY CONTRACT ADMINISTRATION AND MANAGEMENT	23
11.1. LPS Responsibilities	23
11.2. Third Party Invoices	23

ARTICLE 12. DATA	23
12.1. Title to Data	23
12.2. Return of Data	24
12.3. Partial Return of Data	24
12.4. Timing; Expense	24

ARTICLE 13. INVOICES AND PAYMENTS	24
13.1. Fees	24
13.2. Penalties	24
13.3. Taxes	24
13.4. Proration	25
13.5. Invoicing and Payment	25
13.6. Rights of Set Off	25
13.7. Refundable Items	25
13.8. Inflation Adjustment	25
13.9. Pass-Through Expenses	25

ARTICLE 14. AUDITS	26
14.1. FNF Audit Rights	26
14.2. Fee Audit	26

ARTICLE 15. FORCE MAJEURE; TIME OF PERFORMANCE	27
15.1. Force Majeure	27
15.2. Time of Performance and Increased Costs	27
15.3. Sole and Exclusive	28

ARTICLE 16. CONFIDENTIALITY	28
16.1. Confidential Information	28
16.2. Work Product Privilege	29
16.3. Injunctive Relief	30
16.4. Unauthorized Acts	30
LPS Contract

ii

16.5. Publicity	30
16.6. Data Privacy	31

ARTICLE 17. REPRESENTATIONS AND WARRANTIES	33
17.1. Representations and Warranties	33
17.2. Disclaimer	36

ARTICLE 18. TERMINATION	36
18.1. Termination for Convenience	36
18.2. Termination	36
18.3. Termination for Insolvency	37
18.4. Termination Assistance	38

ARTICLE 19. EXIT PLAN	39
19.1. Description of Termination Assistance Services	39
19.2. Implementation	39

ARTICLE 20. INDEMNIFICATION	40
20.1. Indemnification by LPS	40
20.2. Indemnification by FNF	41
20.3. LPS Intellectual Property Indemnification	41
20.4. FNF Intellectual Property Indemnification	42
20.5. Indemnification Procedures	42
20.6. Contribution	43
20.7. Limitation of Liability	43
20.8. Exclusions	44

ARTICLE 21. WAIVER	44

ARTICLE 22. INSURANCE	44
22.1. Coverage Required	44
22.2. Insurance Documentation	45

ARTICLE 23. MISCELLANEOUS PROVISIONS	45
23.1. Notices	45
23.2. Counterparts	46
23.3. Headings	46
23.4. Relationship	46
23.5. Severability	46
23.6. Entire Agreement	47
23.7. Amendments	47
23.8. Governing Law	47
23.9. Survival	47
23.10. Third Party Beneficiaries	47
23.11. Acknowledgment	48
23.12. Covenant of Further Assurances	48
23.13. Assignment	48
LPS Contract

iii

     This MASTER INFORMATION TECHNOLOGY AND APPLICATION DEVELOPMENT SERVICES AGREEMENT (“Agreement”), dated as of July 2, 2008 (the “Effective Date”), by and between Fidelity National Financial, Inc., a Delaware corporation for itself and on behalf of its subsidiaries (“FNF”), and Lender Processing Services, Inc. , a Delaware corporation, for itself and on behalf of its subsidiaries (collectively, “LPS”), (including all exhibits, attachments and Statements of Work, as may be amended or appended from time to time, the “Agreement”).
W I T N E S S E T H:
     Whereas, LPS is a provider of software application development, support and maintenance services; and
     Whereas, FNF desires to engage LPS to provide certain software application development, support and maintenance services on an ongoing basis and as may be specifically required from time to time on a non-exclusive basis and LPS desires to provide such services, as described and on the terms and conditions set forth in this Agreement.
     Now, Therefore, in consideration of the material covenants and agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, LPS and FNF agree as follows:
     NOW, THEREFORE, for and in consideration of the agreements of the parties set forth below, FNF and LPS agree as follows:
ARTICLE 1. DEFINITIONS; RULES OF INTERPRETATION
1.1. Definitions.
The defined terms used in this Agreement shall have the meanings set forth in Schedule I attached hereto.
1.2. Rules of Interpretation.
(a)	The term “including” means “including, without limitations” unless the context clearly states otherwise.

(b)	All references in this Agreement to Articles, Sections, Exhibits or Schedules, unless expressed or indicated, are to the Articles, Sections, Exhibits or Schedules to this Agreement.

(c)	Words importing persons include, where appropriate, firms, associations, partnerships, trusts, corporations and other legal entities, including public bodies, as well as natural persons.

(d)	Words importing the singular include the plural and vice versa. Words of the masculine gender are deemed to include the correlative words of the feminine and neuter genders.

(e)	All references to a number of days mean calendar days, unless expressly indicated otherwise.

(f)	The recitals to this Agreement are deemed to be a part of this Agreement.

(g)	In the event of a conflict between the terms of any or all of the body of this Agreement, the Statement of Work and any other Exhibit or Schedule to this Agreement, the terms of this Agreement shall prevail to the extent of such conflict.

(h)	All reference herein to this Agreement shall include the exhibits and schedules attached to this Agreement.

(i)	For purposes of this Agreement, “Subsidiary” shall mean any corporation or other legal entity of which LPS controls or owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interest entitled to vote on the election of the members to the board of directors or similar governing body.
ARTICLE 2. TERM
2.1. Initial Term.
The initial term of this Agreement (the “Initial Term”) commences as of the Effective Date and shall continue until the fifth Anniversary of the Effective Date (the “Initial Term Expiration Date”), unless terminated earlier pursuant to Article 18.
2.2. Renewal and Extensions.
(a)	FNF shall have the right to renew (a “Renewal Right”) this Agreement upon the expiration of the Initial Term for two successive one-year periods. Each such renewal period is referred to herein as a “Renewal Period”. If FNF intends to exercise a Renewal Right, FNF shall provide LPS with a written notice of such intent (a “Renewal Notice”) at least six (6) months prior to the Initial Term Expiration Date, or the expiration date of the initial Renewal Period. FNF’s failure to provide the Renewal Notice permitted by this Section 2.2 shall be conclusive evidence of FNF’s intent not to exercise a Renewal Right. The Initial Term, along with any Renewal Period, are collectively referred to herein as the “Term”. Expiration Date shall be defined as the end of the Term (“Expiration Date”).

(b)	Upon receipt by LPS of a Renewal Notice, FNF and LPS shall commence discussions relating to the terms and conditions of this Agreement applicable to the Renewal Period. If, prior to the commencement of a Renewal Period, FNF and LPS have not agreed upon the terms and conditions applicable to this

Agreement during such Renewal Period, this Agreement shall be renewed for only the One Year Renewal Period on the terms of this Agreement in effect on the Initial Term Expiration Date.

(c)	Each Statement of Work arising hereunder shall have an initial term as specified therein but, in the absence of any specification, shall be coextensive with the end of the Initial Term or then-current Renewal Term and, subject to any right of earlier termination, shall thereafter renew (or terminate) on the same dates and subject to the same notice requirements as applicable to this Agreement.
ARTICLE 3. SERVICES
3.1. Services.
(a)	As of the Effective Date and continuing throughout the Term, LPS will provide to the FNF Entities (defined immediately following), the services, as more particularly described in the Base Services Agreements, Schedules and Exhibits attached hereto. For purposes of this Agreement, the term “FNF Entities” shall mean, collectively, at any given time after the Effective Date, each of (i) FNF and (ii) all partnerships, firms, corporations, and entities which are, at that time, at least majority owned or otherwise controlled (directly or indirectly) by FNF. Such services, together with Additional Services (defined herein below), and services to be provided under Statements of Work, Base Services Agreement(s), Amendments, or an equivalent, made part of this Agreement from time to time, are collectively referenced herein as the “Services”. The Roles and Responsibilities described in Exhibit A shall apply only to the extent that a Base Service Agreement states that such Services will be provided.

(b)	FNF and LPS agree that each of the FNF Entities shall have the right to receive, use and benefit from the Services to be provided pursuant to this Agreement. FNF shall be fully responsible for compliance by each FNF Entity with the terms and conditions of this Agreement. FNF shall be the sole point of contact for LPS for all requests, communications, decisions, and approvals under this Agreement. FNF shall resolve, and LPS shall not be responsible for, any conflicts among the FNF Entities which affect LPS’s performance of the Services. LPS shall look solely to FNF for the payment of Fees. An entity which ceases to be an FNF Entity shall, ipso facto, cease to enjoy rights hereunder, but any of the FNF Entities may use its rights hereunder to transition the former FNF Entity off the Services, for a reasonable period, not to exceed twelve (12) months, without breach hereof; provided, however, that during such transition period, the Services shall be limited to those applications which were supported through the Services prior to the date of divestiture. In any such event, FNF shall continue to pay for Services requested by FNF and provided by LPS in support of the transitioning FNF entity or business and shall be responsible for the performance of such transitioning entity in conformity with the terms and conditions of this Agreement.

(c)	Subject to Section 3.1(b) and Section 3.5 (Additional Services) and subject to the terms of the applicable Base Service Agreement, FNF shall have the right to add additional entities, additional volumes and business units to this Agreement; provided that the addition or deletion of such entities or business units does not materially affect LPS’s obligations under this Agreement. Any such increase or decrease in volume resulting from the addition or deletion of entities, additional volumes or business units shall be treated as any other increase or decrease in the resource volumes invoiced to FNF. FNF shall share information with LPS necessary to allow LPS to determine which resources will be required to perform the Services and any Additional Services, subject to applicable confidentiality restrictions.

(d)	FNF acknowledges that the Services will be performed by LPS and one or more Subsidiaries of LPS and consents to the performance of such Services from time to time during the Term of the Agreement by such LPS Subsidiaries.
3.2. LPS Responsible for all Service Providers and LPS Subcontractors.
The specific services to be provided under this Agreement shall be identified in the Base Services Agreements, Statement(s) of Work, Exhibits and Amendments to this Agreement as mutually agreed upon in writing by both parties. Subject to Section 8.4, LPS may provide the Services through one or more subcontractors (“LPS Subcontractors”). LPS will be responsible and liable for compliance by the LPS Subcontractors with all applicable laws and regulations, the terms herein relating to confidentiality, data and data security, and the Fidelity Information Security Policy (attached as Exhibit J) and such additional terms as are identified by FNF to LPS as being expressly required in any subcontract. LPS shall be fully responsible for compliance by each LPS Subcontractor with the terms and conditions of this Agreement and for policing and enforcing each subcontract. LPS shall be the sole point of contact for all LPS Subcontractors for all requests, communications, decisions, and approvals under this Agreement. LPS shall resolve, and FNF shall not be responsible for, any conflicts among the LPS Subcontractors which affect performance of the Services. FNF shall be liable hereunder solely to LPS (and not to any subcontractor) for performance of this Agreement by FNF (or FNF Entities). LPS’s use of an LPS Subcontractor in the performance of the Services under this Agreement shall not, under any circumstances, operate to relieve LPS of any of its obligations or liabilities under this Agreement or shift responsibility therefore to FNF.
3.3. Services.
The parties agree that the following Services are “Services” under this Agreement: (i) Application Development Services described in Schedule C-1, and (ii) Application Maintenance Services described in Schedule C-2. Notwithstanding any contrary limitation of remedies for LPS failure to meet Service Levels, failure of LPS to maintain agreed Service Levels for Core Services (as set forth in Exhibit H or otherwise), may rise to a material breach of this Agreement warranting termination, may accrue elevated Service Level Penalties and may be the subject of damage claims.

3.4. Base Services Agreements.
All Base Services Agreements attached hereto as a Schedule to Exhibit C (each a “Base Services Agreement” and collectively, the “Base Services Agreements”) form a part of this Agreement. All applicable terms, conditions, responsibilities and delivery schedules that apply to a particular Service are identified in the applicable Base Services Agreement(s) and shall govern the provision of the relevant Service. Each Base Services Agreement shall contain a description of the Services to be performed, the applicable Fees and the Service-specific terms, conditions, responsibilities and delivery schedules which shall govern the provision of the relevant Services. All consistent terms of this Agreement shall also apply to performance of each of the foregoing Base Services Agreements. Unless otherwise agreed to in writing by both parties, the Services to be rendered by LPS to FNF are limited to those Services that are specifically described in the Base Services Agreements. Any new terms, conditions, responsibilities or delivery schedules which may be specifically applicable to any particular Service, as they may be negotiated through the course of business, shall be set forth in writing and executed by the parties and added to this Agreement either as a new Base Services Agreement, Statement of Work or as an amendment to this Agreement. Such action shall not constitute a modification or change of any provision of this Agreement or of any provision of any other Base Services Agreement, unless expressly stated in such written agreement. In the event of any conflict between the provisions of this Agreement and a Base Services Agreement, the terms of this Agreement shall control unless the Base Services Agreement expressly states that, in the event of conflict with this specific Agreement (and not conflicting agreements generally), the Base Services Agreement shall control.
3.5. Statements of Work and Additional Services.
(a)	FNF may from time to time request that LPS perform technology related services that are not specified herein as being included in the Services (“Additional Services”). Upon request by FNF in writing to the LPS Relationship Manager in detail sufficient for LPS to respond, LPS will promptly respond in an amount of time appropriate to the complexity of project, but in no event more than ten (10) days later, providing FNF, in writing, (1) (A) a description in reasonable detail of the work LPS proposes to perform to fulfill the request for Additional Services, including when appropriate suggested software and/or hardware, (B) a schedule for commencing and completing such Additional Services, and (C) LPS’s full prospective charges and/or rates for completing and/or maintaining such Additional Services or (2) if LPS cannot respond in the detail required by subsection (1), an estimate of time by which LPS shall provide to FNF the information set forth in subsections 3.5(a)(1)(A), (B) and (C) hereof.

(b)	If FNF determines, in its sole discretion, to move forward with such Additional Services from LPS on the terms offered, the parties shall work together over an appropriate period of time, not to exceed ten (10) days, to determine the following matters and develop a schedule for an appropriate Statement of Work: (1) when appropriate, any new software or hardware required by LPS to deliver the Additional Services, (2) when appropriate, if requested by FNF, the Designated Software, Equipment and run time requirements necessary to develop and operate any new applications required to deliver the Additional Services, (3) when appropriate, a description of the human resources necessary to develop and provide the Additional Services, (4) when appropriate, a list of any existing applications or hardware necessary to be used in delivering the Additional Services, and an assessment of the impact on then-current Services supported by such applications and/or hardware, (5) when appropriate, acceptance test criteria and procedures for any new applications, products, packages or services which are part of any Additional Services and (6) the applicable Fees. Thereafter, the parties shall negotiate in good faith the time frame for the completion of the Statement of Work.
(c)	If after FNF’s receipt of LPS’s initial response to FNF’s request for Additional Services containing the information set forth in Section 3.5(a)(1), FNF determines to move forward with engaging LPS to perform such Additional Services it may elect, in writing, to have LPS promptly commence performance of such Additional Services on a time and materials basis, in accord with the LPS response and all applicable terms herein, pending execution of a definitive Statement of Work and for an FNF-specified period of not more than sixty (60) days. Such interim work shall be performed on a time and materials basis at the Professional Services Rate set forth in Exhibit D. If FNF indicates to LPS its desire to negotiate a Statement of Work pending, during or instead of, assuming a time and materials arrangement, the Parties shall promptly commence negotiations thereof, with such negotiations to be conducted diligently and in good faith. Either party may discontinue negotiation of the definitive Statement of Work at such party’s discretion at any time. Alternatively, if the LPS response is not acceptable to FNF, FNF may propose to, or request from, LPS a revision or refinement of the form or substance of LPS’s initial response. LPS will promptly (but in no event more than five (5) days later) respond with (1) a revised proposal or (2) an estimate of time by which LPS shall provide a revised proposal, and the process described above may repeat. A request by FNF for a revised proposal shall not be deemed a rejection of the original LPS proposal which may be taken up on a time and materials basis at any time within sixty (60) days of the relevant LPS response. If LPS fails to timely respond to a request for revised proposal, FNF may, for all purposes, deem such inaction as a rejection by LPS of the opportunity to make a counter proposal.

(d)	LPS shall not commence, nor shall FNF be liable to pay for, any Additional Service unless and until LPS and FNF have entered into either a time and materials agreement or Statement of Work (as contemplated above) or an Amendment to this Agreement in accord with Section 23.7 (Amendments). Upon entering into an agreement for Additional Services, such Additional Services shall be deemed included within the concept of Services. Nothing in this Section 3.5 shall be interpreted as preventing FNF from obtaining Services from a third party at its sole discretion without obligation to first offer the opportunity to provide such Services to LPS.

3.6. Licenses and Permits.
LPS, at its expense, and with FNF’s reasonable assistance, shall obtain all business licenses and permits required by any applicable legal requirement, including laws, regulations, rules, orders, decrees or legislative enactments of any kind which LPS is required to have obtained in order to perform the Services.
3.7. Change Control Procedures.
The change control procedures initially applicable hereto shall be those described in Section 4.1 of Exhibit A hereto (the “Change Control Procedures”). In the event information contained in any documentation is no longer accurate or current due to the implementation of a change, LPS shall revise the impacted documentation and provide revised documentation to FNF within five (5) days after such change. Upon reasonable notice to LPS, and to the extent relevant to any such change, LPS shall provide FNF access to LPS’s operations procedures which relate to the provision of the Services, as documented by LPS, and subject to LPS’s confidentiality obligations to third parties.
3.8. Product Discontinuation.
With respect to any FNF Equipment, FNF Third Party Software which LPS uses to provide Services, or LPS Software used in connection with the provision of the Services under this Agreement which is scheduled for discontinuation by the manufacturer thereof, LPS will provide FNF with written notice of such planned discontinuation and will make recommendations for replacement.
3.9. Intentionally Deleted.
3.10. Intentionally Deleted.
3.11. Reports.
During the Term and the Termination Assistance Period, LPS will continue to provide to FNF those reports relating to the Services that LPS or any Subsidiary or subcontractor is providing to LPS or any FNF Entity as of the date of execution hereof, on the current schedule therefor or as subsequently agreed, together with such additional reports as are specified herein or as may be reasonably requested by FNF from time to time (collectively, the “Reports” and each, a “Report”). If the parties agree that another specific tool or specialized software application is to be used by LPS in providing the Reports, FNF shall provide such tool or software, together with training of LPS in the use thereof, at FNF’s expense. All other expenses of monitoring performance or otherwise enabling relevant data capture, and otherwise of providing the Reports, shall be borne by LPS. Reports shall be provided in electronic copies. Such Reports shall be provided by LPS.
3.12. Compliance Environment.
LPS acknowledges that FNF and certain FNF Entities are subject to various general and industry-specific laws and regulations, and that FNF has promulgated and provided to LPS (and will promulgate from time to time and provide to LPS) various internal policies to assure compliance with such laws and regulations. FNF shall apprise LPS from time to time of laws and regulations uniquely applicable to FNF Entities to the extent regulated by State Departments of Insurance, and of proposed changes to such laws and regulations and, when applicable, anticipated effective dates (each, a “Regulation”). To the extent that such Regulations and/or the Fidelity Information Security Policy have an impact on the Services, FNF will advise LPS, by providing such notice to the LPS Relationship Managers, of such impact and the Services (including, if appropriate, adjustments to the Service Levels and the Fees therefor) shall be adjusted appropriately pursuant to the Change Control Procedures. Subject to the foregoing, LPS will operate and deliver its Services in compliance with the Fidelity Information Security Policy. All changes to the Services shall be made in accordance with the Change Control Procedures. Subject to mutually agreed upon lead times for implementation, all Services shall be performed by LPS and LPS Subcontractors in a manner consistent with Regulations as made known to LPS from time to time and reflected in the Services pursuant to Change Control Procedures, modifying operations and practices as necessary.
3.13. Title to Work Product Other Than Software.
With respect to works of authorship generated under this Agreement such as manuals, training materials and other materials containing FNF’s or LPS’ internal technical or operational procedures, including the procedures manual and the Change Control Procedure but excluding the Documentation and data (collectively, “Non-Software Materials”), the following shall apply: FNF shall retain ownership of pre-existing materials included in the Non-Software Materials and owned by FNF prior to such use and all modifications thereto and LPS shall retain ownership of all pre-existing materials included in the Non-Software Materials and owned by LPS prior to such use and all modifications thereto. LPS agrees that each item of LPS work product that constitutes FNF Non-Software Materials created by or for LPS by reason of its undertakings to provide Services to FNF is, to the extent applicable, a “work made for hire” as defined under U.S. copyright law and that, as a result, FNF shall own all copyrights in such work product as it arises or otherwise comes into being. To the extent that such work product does not qualify as a work made for hire under applicable law, and/or to the extent that any of the foregoing includes content subject to copyright, patent, trademark, trade secret, or other intellectual property rights, LPS hereby continuously assigns to FNF, its successors and assigns, all right, title and interest in and to any such work product as the same arises or otherwise comes into being during the Term, including all copyrights, patents, trademarks, trade secrets, and other proprietary rights therein (including renewals thereof). From time to time during or following the Term, LPS shall execute and deliver to FNF such additional instruments, and take such other actions, as FNF may reasonably request to confirm, evidence or carry out the grants of rights contemplated by this paragraph. Notwithstanding the foregoing LPS shall retain the rights to utilize any skills, knowledge, expertise tools or methodologies that it develops in performing the Services, in connection with the services LPS provides to third parties, so long as, in doing so, LPS does not use any tangible embodiment of FNF-owned Non-Software Materials or otherwise violate LPS’s obligations of confidentiality under Article 16. Without prejudice to any other licenses granted elsewhere, the preceding sentence will not constitute a license of FNF or LPS copyrights or patents.

3.14. LPS Affiliate Statements of Work.
Notwithstanding anything herein to the contrary, certain non-subsidiary affiliates of LPS (each, an “Affiliate Provider”) may, with the consent of FNF, enter into Statements of Work for which the Affiliate Provider shall have direct liability to FNF (and for which, notwithstanding Section 3.2 above, LPS shall have no liability.) In such event, the Affiliate Provider shall simultaneously execute and deliver a copy of Exhibit 3.14 hereto, duly completed, agreeing to the applicable terms of this Agreement as set forth in Exhibit 3.14 and as necessary to accommodate the disintermediation of LPS with respect to the undertaking of the Affiliate Provider. As of the Effective Date, there are no Exhibits 3.14 to this Agreement.
ARTICLE 4. INTENTIONALLY DELETED
ARTICLE 5. SERVICE LEVELS
5.1. Services.
At all times LPS’s level of performance shall be at least equal to specific Service Levels identified in or pursuant to this Agreement, as such Service Levels may be modified from time to time. All Services hereunder (including but not limited to Additional Services) shall also be performed in accordance with the Base Services Agreements.
5.2. Adjustment of Service Levels.
LPS shall use reasonable efforts throughout the Term to continuously improve the quality and efficiency of its performance of the Services taken as a whole. Additionally, as the relevant technology that LPS uses in its overall operations changes and improves, LPS will use all reasonable efforts to improve the Services in a similar fashion as appropriate. Either FNF or LPS may, upon notice to the other party, no more frequently than two (2) times in any calendar year, initiate negotiations to review and, upon agreement by FNF and LPS, adjust the Service Level(s) which such party in good faith believes is inappropriate, ineffective or irrelevant at that time or to reflect improved efficiencies and/or capabilities enabled by advances in technology, processes and methods implemented by LPS, including without limitation changes pursuant to the Technology Plan. During such reviews, LPS shall work with FNF to identify possible cost/service level tradeoffs (but any resulting changes in the Service Levels shall be implemented only if mutually agreed).
5.3. Intentionally Deleted.
5.4. Service Level Penalties.
In the event of a failure of LPS to provide the Services in accordance with the applicable Service Levels set forth on Exhibit H, LPS will incur the Service Level Penalties identified in, and according to, the schedule set forth in Exhibit H. FNF’s sole and exclusive monetary remedy for LPS’s failure to comply with Service Levels for those Services for which FNF has elected to receive Service Level Credits shall be the Service Level Credits. Notwithstanding the preceding sentence, FNF nonetheless may exercise any other right available to it hereunder, including any applicable right of whole or partial termination provided for in Section 18 of this Agreement, to the extent that the facts and circumstances so justify.
5.5. Intentionally Deleted.
5.6. Service Level Measurement.
LPS shall utilize the necessary measurement and monitoring tools and procedures required to measure and report LPS’s performance of the Services against the applicable Service Levels. Such measurement and monitoring shall permit reporting at a level of detail sufficient to verify compliance with the Service Levels, and shall be subject to audit by FNF as described below in Section 5.7. LPS shall provide FNF with information regarding such tools and procedures upon request, for purposes of verification, project and contract management.
5.7. Service Level Audit.
No more frequently than annually, FNF may, at FNF’s expense, commence an audit of the operations, procedures, policies and Service Levels of LPS relevant to the Services and this Agreement, on two (2) business days prior written notice to LPS and at times mutually agreeable by LPS so as to not materially disrupt the operations of LPS, acting itself (a “Service Level Audit”). Notwithstanding the foregoing, in the event of a governmental agency audit request or for other reasonable cause, LPS will use commercially reasonable efforts to provide audit access in less than twenty-four hours from when requested by FNF. If a report of the results of the Service Level Audit is prepared by FNF or the third party performing the audit (a “Service Level Audit Report”), FNF will deliver to LPS a copy of the Service Level Audit Report within ten (10) days of FNF’s receipt thereof.
ARTICLE 6. SERVICE LOCATIONS
6.1. LPS Service Locations.
The Services will be provided from one or more of LPS’s service locations            designated by LPS (collectively, the “LPS Service Location(s)”) or from an FNF Location.
6.2. Safety and Security Procedures.
(a)	LPS shall maintain and enforce, at the LPS Service Locations, safety and security procedures that are at least (i) compliant with Regulations and the Fidelity Information Security Policy in accordance with LPS’s obligations under Section 3.12, (ii) equal to industry standards for such LPS Service Locations, and (iii) as rigorous as those procedures in effect at the LPS Service Locations as of the Effective Date. LPS shall investigate and remedy any Security Incident (as defined below) at the LPS Service Locations, if applicable, in accordance with the provisions of this Section.

(b)	At the LPS Service Locations, LPS shall maintain and comply with safeguards against the destruction, loss or alteration of FNF Data (the “Data Safeguards”) which are at least (i) compliant with the requirements of Section 3.12, (ii) equal to generally accepted insurance industry standards, and (iii) as rigorous as those procedures used in protection of its own similar data as of the Effective Date. The safeguards shall include (1) FNF Data backup and storage which is separate from that of other LPS customers, and (2) upon request, reports of appropriate logs of the internal LPS firewall(s), LPS leveraged firewalls used to deliver FNF services or LPS-managed, FNF-dedicated firewalls which separate the FNF segment from other LPS segments (except that LPS reserves the right to mask certain sensitive information (e.g., LPS internal or other LPS customer IP addresses)). All changes to the firewall rule sets which will affect the delivery of the Services shall be made in accordance with Change Control Procedures. FNF shall be permitted to conduct, or to cause LPS to engage a third party (who is not a competitor and is mutually agreeable to LPS) to conduct, at FNF’s expense and no more frequently than once a year, a review of LPS’s information security management, the LPS firewall rule sets for the internal LPS firewall(s) which separate the FNF segment from other LPS segments or leveraged firewalls used to deliver FNF services (except that LPS reserves the right to mask certain sensitive information (e.g., LPS internal or other LPS customer IP addresses)), LPS-managed, FNF-dedicated firewalls and any other security procedures implemented with respect to the Systems used to deliver the Services to FNF upon reasonable notice (which shall be no less than ten (10) days notice for such reviews by auditors and inspectors designated by FNF and upon request, regardless of advance notice (a) to the extent FNF is required to conduct a more immediate review for compliance with law and (b) for more immediate reviews by FNF regulators) and so as to not disrupt LPS business operations. Such access shall be provided to FNF in accordance with LPS’s security and audit guidelines (i.e., access will be provided at the applicable LPS Service Location with the assistance of LPS personnel and shall include the opportunity to review but not copy the logs). LPS shall cooperate fully with any FNF investigation of a Security Incident. Such collaboration shall include permitting FNF access to internal audit data and logs of communications traffic pertinent to the Security Incident, provided that LPS shall not be required to disclose any information regarding other customers of LPS.

(c)	LPS shall maintain in effect at all times, and promulgate, within LPS and LPS Subcontractors performing Services, a Security Incident Response Plan, the current version of which has been provided to FNF. The Security Incident Response Plan shall be reviewed by the parties not less often than every six (6) months. At each review, all changes to the Security Incident Response Plan made by LPS since a prior review shall be disclosed by LPS to FNF. Any change to the Security Incident Response Plan which is reasonably expected to result in a material impact on FNF shall be subject to FNF’s prior approval, which approval shall not be unreasonably withheld. LPS shall use commercially reasonable efforts to incorporate all FNF proposed changes to the Security Incident Response Plan. The Plan shall describe the procedures for LPS to follow in the event of any actual (i) unauthorized use, access, disclosure, theft, manipulation and/or reproduction of FNF Data, and/or (ii) security breach of the Systems associated with the accessing, processing, storage, communication and/or transmission of

FNF Data (a “Security Breach”) or if LPS or FNF has a reasonable cause to believe that such a Security Breach has occurred or will occur (collectively, a “Security Incident”).

(d)	Subject to appropriate protections of third party confidential information, FNF may elect, with LPS’s cooperation, to observe any LPS investigation associated with any such Security Incident and LPS will, in any event, keep FNF informed of all progress and actions taken in response to each Security Incident. FNF in its sole discretion will determine whether to provide notification to customers, employees or agents concerning a breach or potential breach of security or any other type or form of Security Incident. Furthermore, FNF, and not LPS, will determine the need for and will have the sole authority to initiate disclosure to appropriate government authorities in the event of a security breach, unless such disclosure by LPS is mandated by applicable law or regulation.

(e)	LPS agrees to maintain on all Systems associated with access, processing, storage, communication and/or transmission of FNF Data, a continuous monitoring program to enable early detection of any known or suspected instance of unauthorized use, access, disclosure, theft, manipulation, reproduction and/or possible Security Incident.
(f)	To the extent that any of the Services are provided from a location other than an LPS Service Location, including but not limited to locations or facilities provided by FNF to LPS for the purposes of providing the Services (a “FNF Location”), LPS shall comply with those safety and security procedures that are in effect at such FNF Location and of which LPS is aware or reasonably should be aware. To the extent FNF’s personnel are present at the LPS Service Location in connection with the performance of the Services, FNF shall comply with those safety and security policies and procedures imposed by LPS at LPS Service Locations of which FNF is aware or reasonably should be aware.
ARTICLE 7. RELATIONSHIP MANAGEMENT; DISPUTE RESOLUTION
7.1. Relationship Managers.
Each party will designate one or more relationship managers which shall be known as the “LPS Relationship Managers” for LPS and the “FNF Relationship Managers” for FNF (collectively, the “Management Committee”). The Management Committee shall meet at least once each month during the Term to discuss any matters related to the Services or this Agreement. The FNF Relationship Managers will serve as the primary points of contact for LPS with respect to this Agreement. The LPS Relationship Managers will have overall responsibility for day-to-day management and administration of the Services provided under this Agreement and will serve as the primary contact for FNF with respect to this Agreement. The LPS Relationship Managers shall, at the request of FNF and with reasonable notice, attend any meeting related to this Agreement, the Systems, the FNF Proprietary Software or any of the Services, at LPS’s expense. If either party elects to replace a Relationship Manager, the replacement shall have the background, experience and qualifications necessary to perform his or her assigned duties and such party shall give the other party reasonable notice of such replacement.
7.2. Continuity of Services.
In the event of a Dispute between FNF and LPS pursuant to which FNF in good faith and reasonably believes it is entitled to withhold payment and during the pendency of the dispute resolution process described in this Article 7, LPS shall continue to provide the Services and FNF shall continue to pay any undisputed amounts to LPS pending resolution of the dispute.
7.3. Dispute Resolution
(a)	All disputes, controversies, or claims arising out of or relating to this Agreement, (“Dispute(s)”) shall be settled as set forth in this Section 7.3 (unless excepted pursuant to Section 7.3(d), 12.2 or 16.3). Disputes shall be initially referred to the Management Committee prior to escalation to First Tier Management (as defined below). If the Management Committee is unable to resolve, or does not anticipate resolving, a Dispute within ten (10) days after referral of the matter to it, then either party shall submit the Dispute to the First Tier Management.

(b)	Each party will designate a first tier manager, who will initially be the Chief Information Officer of LPS and Chief Information Officer of FNF (collectively, the “First Tier Management”). The First Tier Management shall meet with such frequency as the First Tier Management may mutually agree, but in no event less frequently than once every ninety (90) days, for the purposes of (a) discussing the status of matters related to the Services, LPS performance, and any other matters and (b) resolving Disputes that may arise under this Agreement. The First Tier Management shall consider Disputes in the order such Disputes are brought before it. The First Tier Management shall negotiate in good faith and each use commercially reasonable efforts to resolve such Dispute. The location, format, frequency, duration and conclusion of these elevated discussions shall be left to the discretion of the representatives involved subject to the last sentence of this Subsection 7.3(b). Upon agreement, the representatives may utilize other alternative dispute resolution procedures to assist in the negotiations. Discussions and correspondence among the representatives for purposes of these negotiations shall be treated as confidential information developed for purposes of settlement, exempt from discovery and production, which shall not be admissible in subsequent proceedings between the parties. Documents identified in or provided with such communications, which are not prepared for purposes of the negotiations, are not so exempted and may, if otherwise admissible, be admitted in evidence in such subsequent proceeding. If the First Tier management is unable to resolve, or does not anticipate resolving, a Dispute within twenty (20) days after referral to it, the parties must submit the Dispute to the Executive Management (as defined below) pursuant to Subsection 7.3(c).

(c)	If the negotiations conducted pursuant to Section 7.2(b) do not lead to resolution of the underlying Dispute to the satisfaction of a party involved in such negotiations, then either party may notify the other in writing that it desires to elevate the Dispute to the President of LPS and the President of FNF (collectively, the “Executive Management”) for resolution. Upon receipt by the other party of such written notice, the Dispute shall be so elevated and the President of LPS and the President of FNF shall negotiate in good faith and each use commercially reasonable efforts to resolve such Dispute within thirty (30) days. The location, format, frequency, duration and conclusion of these elevated discussions shall be left to the discretion of the representatives involved. Upon mutual agreement, the Dispute may be mediated before either party may resort to litigation. Upon agreement, the representatives may utilize other alternative dispute resolution procedures to assist in the negotiations. Discussions and correspondence among the representatives for purposes of these negotiations shall be treated as confidential information developed for purposes of settlement, exempt from discovery and production, which shall not be admissible in any subsequent proceedings between the parties. Documents identified in or provided with such communications, which are not prepared for purposes of the negotiations, are not so exempted and may, if otherwise admissible, be admitted in evidence in such subsequent proceeding.

(d)	In the event that a Dispute is not resolved within thirty (30) days after the referral of the Dispute to the Executive Management, either party may refer the Dispute to binding arbitration in accordance with the then current versions of the Commercial Arbitration Rules and Mediation Procedures of the American Arbitration Association. The arbitration will be conducted in Jacksonville, Florida in front of one mutually agreed upon arbitrator. The parties agree to participate in the management escalation process described in this Section 7.3 (the “Escalation Process”) to its conclusion and not to terminate negotiations concerning resolution of the matters in dispute until the earlier of conclusion of the Escalation Process or termination or expiration of this Agreement. Each party agrees not to commence an arbitration action or seek other remedies prior to the conclusion of the Escalation Process, provided that either party may commence an arbitration action on any date (i) if, within the thirty (30) days thereafter, the commencement of a judicial claim might be barred by an applicable statute of limitations or (ii) in order to request an injunction to prevent irreparable harm. In such event, the parties agree (except as prohibited by court order) to continue to participate in the Escalation Process to its conclusion and to toll the statute of limitations until thirty (30) days after conclusion of the Escalation Process.
ARTICLE 8. PROJECT STAFF
8.1. Project Staff.
Subject to the terms of this Article 8, LPS shall appoint and manage individuals with suitable training and skills as described in this Section 8.1 to perform the Services (the “Project Staff”). LPS shall notify FNF as soon as possible after any Project Staff member dedicated to the Services resigns or is dismissed or for any other reason will no longer be performing Services, whether on a permanent or temporary basis. The Project Staff assigned to perform LPS’s obligations under this Agreement shall have experience, training, and expertise equal to personnel with similar responsibilities in the business in which LPS is engaged and shall have sufficient knowledge of the relevant aspects of the Services, and shall obtain sufficient knowledge of the practices and areas of expertise of each FNF Entity, to enable them to efficiently and effectively perform their duties and responsibilities under this Agreement. If FNF reasonably and in good faith recommends the removal of a Project Staff member dedicated to providing the Services to FNF from FNF’s account, LPS shall discuss FNF’s recommendation and if, after such discussion, FNF still wishes the removal, LPS shall remove the Project Staff member. If FNF reasonably and in good faith recommends the removal of a Project Staff member who LPS is leveraging in providing the Services to FNF from FNF’s account, LPS shall discuss FNF’s recommendation in good faith and either remove the Project Staff member or offer other commercially reasonable alternatives to address FNF’s concerns. Nothing herein gives FNF the right to affect the employment relationship between LPS and any employee of LPS.
8.2. FTEs.
“FTE” means full time equivalent personnel resources provided by LPS which shall consist of an individual or combination of individuals as determined by LPS.
8.3. Onsite Resources.
To the extent existing and available to FNF, and without charge to LPS, FNF agrees to provide LPS with adequate premises, in good repair, to perform LPS’s responsibilities at an FNF Location under this Agreement. Without limiting the generality of the foregoing, FNF agrees to supply water, sewage, heat, lights, telephone lines and equipment, air conditioning, electricity, daily janitorial services, cafeteria services and office equipment and furniture, and parking spaces for LPS employees under the same conditions provided to employees of FNF in like positions. FNF will provide telephone instruments and telephone service. In the event FNF desires to move the FNF location after the Effective Date, FNF shall provide LPS prior notice of such move and pay LPS for any reasonable costs incurred by LPS because of such move.
8.4. LPS Subcontractors.
LPS may subcontract any of the Services to a LPS Subcontractor only with the prior written approval of FNF.
8.5. Conduct of LPS Personnel.
While at any FNF Location, LPS’s personnel, contractors, and LPS Subcontractors shall comply with FNF’s reasonable requests, rules, and regulations regarding personal and professional conduct (including the wearing of an identification badge and adhering to regulations and general safety practices or procedures) as communicated to LPS and otherwise conduct themselves in a businesslike and professional manner. If FNF determines that a particular employee, contractor, or subcontractor is not conducting himself or herself in the manner required pursuant to this Section 8.5, FNF may notify LPS. Upon such notice, LPS shall promptly investigate the matter and take appropriate action which includes, at FNF’s reasonable discretion, removing such employee, contractor or subcontractor from the Project Staff. In the event LPS believes that the removal of such employee, contractor or subcontractor may prevent LPS from meeting one or more Service Level or other obligations under this Agreement, LPS will notify FNF within forty-eight (48) hours, and the parties shall negotiate in good faith a temporary modification to the applicable Services. If such employee, contractor or subcontractor is removed, LPS shall replace such employee, contractor or subcontractor with an individual with at least such experience, qualifications and technical skills suitable to, and generally required in connection with, the duties attendant to the position to be filled.
8.6. Conduct of FNF Personnel.
While at any LPS location, FNF’s personnel, contractors, and subcontractors shall comply with LPS’s reasonable requests, rules, and regulations regarding personal and professional conduct (including the wearing of an identification badge and adhering to regulations and general safety practices or procedures) as communicated to FNF and otherwise conduct themselves in a businesslike and professional manner. If LPS determines that a particular employee, contractor, or subcontractor is not conducting himself or herself in the manner required pursuant to this Section 8.6, LPS shall notify FNF. FNF shall promptly investigate the matter and take appropriate action.
8.7. Personnel Recruitment.
Except as expressly permitted by other written agreement(s) between LPS and FNF, LPS agrees, during the Term, not to recruit and/or hire any personnel then employed by FNF. Except as expressly permitted herein or by other written agreement(s) between LPS and FNF, FNF agrees, during the Term, not to recruit and hire any personnel then employed by LPS. The provisions of this Section 8.7 shall not apply to any solicitation conducted by, or any hiring resulting from, general public advertising (including newspapers and trade publications) or the self-directed efforts of a placement professional.
ARTICLE 9. PROPRIETARY RIGHTS IN SOFTWARE AND SYSTEMS.
9.1. Identification of Software.
The parties shall use reasonable efforts to schedule, by or promptly following the Effective Date, all software relating to the Services controlled by each of them at the Effective Date, and shall, with respect to prospective changes, maintain such schedule current throughout the Term as either develops, acquires or terminates licenses for software relating to the Services. The parties shall, promptly following the Effective Date and quarterly thereafter, update and reconcile such schedules. Promptly following each quarterly reconciliation, LPS shall deliver to FNF in electronic form, in a format and on media in common use at the time, a copy of the source code for all FNF Proprietary Software developed or modified by or on behalf of LPS since or from the prior such delivery, clearly labeled in accordance with industry practice but including, at least, product, version, date and the date of the prior delivery of source code for such product. Prior to the acquisition, development or use of any software by LPS in connection with the Services, the parties shall agree in writing on the categorization of such software as one of FNF Proprietary Software, FNF Third Party Software, LPS Proprietary Software, or LPS Third Party Software

(each as defined herein below) and upon acquisition or development, shall add such software to the appropriate software schedule.
9.2. FNF Software.
As of the Effective Date, LPS is utilizing to provide the Services software owned by FNF at the Effective Date and used prior to the Effective Date to support services which will be Services hereunder, or of which FNF acquires ownership after the Effective Date (the “FNF Proprietary Software”) and the FNF Third Party Software. LPS will use the FNF Proprietary Software and FNF Third Party Software at FNF’s sole expense, if any, and solely to provide the Services. All FNF Proprietary Software will be and will remain the exclusive property of FNF. LPS will have no rights or interests in the FNF Proprietary Software hereunder except as described in this Section 9.2. FNF shall assist LPS in obtaining access to such software and any related documentation in FNF’s possession on or after the Effective Date. “FNF Third Party Software” shall mean the software which is provided by FNF and licensed in FNF’s name. FNF Proprietary Software and FNF Third Party Software are collectively referred to as “FNF Software”. All FNF Third Party Software will be and will remain the exclusive property of such third party licensors and LPS will have no rights or interests in the FNF Third Party Software except as described in this Section 9.2. Any license fees, maintenance fees or other expenses reasonably incurred by LPS in obtaining the licenses and procuring maintenance agreements for the FNF Third Party Software shall be paid by FNF as a Pass-Through Expense, subject to prior review and approval by FNF. LPS shall not, without FNF’s prior consent, decompile or reverse engineer the FNF Software. As of the Effective Date, FNF will cause LPS to be provided access to the FNF Proprietary Software in the form in use by FNF as of the Effective Date. Upon expiration of this Agreement or termination of this Agreement for any reason, the rights granted to LPS in this Section 9.2 will immediately revert to the entity which granted them and LPS shall, at no cost to FNF (other than transfer fees, if any), (i) cease use of all FNF Software, except to the extent as required in connection with the Termination Assistance Services, (ii) deliver to FNF a current copy, if any, of all the FNF Software (including any related source code in LPS’s possession or control) in the form in use as of the date of such expiration or termination of this Agreement, (iii) destroy or erase all other copies of the FNF Software and documentation in LPS’s possession or the possession of LPS Subcontractors unless otherwise instructed by FNF, and (iv) if LPS has modified or enhanced any FNF Software, LPS shall deliver to FNF all copies of such modifications or enhancements. Upon termination of expiration of this Agreement, at the request of FNF, LPS will cooperate with FNF in its efforts to obtain for FNF (or FNF’s designee) a royalty free, perpetual, worldwide, non-exclusive license to use the FNF Third Party Software. Any fees or other expenses reasonably incurred by LPS in cooperating in the efforts to obtain such licenses shall be paid by FNF as a Pass-Through Expense.
9.3. LPS Proprietary Software.
All software and related documentation owned by LPS before the Effective Date which is used in connection with the Services, or of which LPS acquires ownership after the Effective Date and which is used in connection with the Services, excluding FNF Proprietary Software (collectively, the “LPS Proprietary Software”), will be and will remain the exclusive property of LPS and FNF will have no rights or interests in the LPS Proprietary Software except as described in this Section 9.3. FNF agrees not to decompile or reverse engineer the LPS Proprietary Software.

LPS shall use the LPS Proprietary Software, and subject to the Change Control Procedures, such other software as LPS shall determine is necessary to provide the Services.
9.4. LPS Third Party Software.
All software and related documentation licensed or leased from a third party by LPS which will be used in connection with the Services (collectively, “LPS Third Party Software” and, together with the LPS Proprietary Software, the “LPS Software”) will be and will remain the exclusive property of such third party licensors and FNF will have no rights or interests in the LPS Third Party Software except as described in this Section 9.4. FNF shall not decompile or reverse engineer the LPS Third Party Software. LPS will, during the Term (i) use such LPS Third Party Software, and such other software as LPS shall determine is necessary to provide the Services subject to the Change Control Procedures, and (ii) provide that FNF acquires such rights to use the LPS Third Party Software as are necessary in connection with the provision of the Services. Any license fees or other expenses reasonably incurred by LPS in providing the rights described in this Section 9.4 and related to LPS Third Party Software as a Pass-Through Expense shall be paid by FNF as a Pass-Through Expense. Except as otherwise provided herein, upon expiration of this Agreement or termination of this Agreement for any reason, LPS shall, (A) at the request of FNF, make reasonable efforts to either transfer and assign to FNF (or FNF’s designee) the licenses for the LPS Third Party Software then being used in connection with the performance of the Services or obtain for FNF or FNF’s designee a sublicense to use such LPS Third Party Software, to the extent FNF does not already have such rights and (B) to the extent permitted under the terms of the applicable license agreement, deliver to FNF a copy of such LPS Third Party Software in the form then in use by LPS in connection with the Services along with related documentation. LPS will make reasonable efforts to give FNF prior notice of any transfer fees which FNF must pay to affect the transfer of any LPS Third Party Software to FNF. LPS will make reasonable efforts to obtain for FNF a royalty free, perpetual, worldwide, non-exclusive license to use the LPS Third Party Software along with related documentation; provided that upon written request by LPS to FNF, FNF shall cooperate with LPS with respect to negotiating and obtaining any such licenses. Any fees or other expenses reasonably incurred by LPS in obtaining such licenses shall be paid by FNF as a Pass-Through Expense. LPS Software and FNF Software are collectively referred to as “Designated Software”.
9.5. Enhancements and Modifications.
Except as otherwise agreed by the parties pursuant to the Change Control Procedures, (i) enhancements or modifications to the FNF Software and related documentation and materials shall be and remain the exclusive property of FNF or its third party licensor, (ii) enhancements or modifications to the LPS Proprietary Software made by (or for) LPS for FNF in connection with the provision of the Services and any related documentation shall be and remain the exclusive property of LPS, and (iii) enhancements or modifications to the LPS Third Party Software shall be and remain the exclusive property of its third party licensor to the extent provided for in the third party license. FNF and LPS shall each be the sole and exclusive owner of all trade secrets, patents, copyrights, and other proprietary rights owned by each of them prior to entering into this Agreement. LPS shall not incorporate any LPS Proprietary Software into the FNF Software or Developed Software without FNF’s prior approval. In the event of such approval, LPS shall grant to FNF a perpetual, royalty free, non-exclusive license to use such LPS Proprietary Software for the sole benefit of FNF.
9.6. Newly Developed Software.
Software developed pursuant to this Agreement by LPS (alone or jointly with others) that does not modify or enhance then-existing Software (“Developed Software”) shall be deemed “works made for hire.” To the extent any of the Developed Software are not deemed “works made for hire” by operation of law, LPS hereby irrevocably assigns, transfers and conveys to FNF without further consideration all of its right, title and interest in such Developed Software, including all rights of patent, copyright, trade secret or other proprietary rights in such materials. LPS agrees to execute any documents or take any other actions as may reasonably be necessary, or as FNF may reasonably request, to perfect FNF’s ownership of any such Developed Software.
9.7. Equipment.
LPS shall provide computer, network equipment and maintenance as specified in the applicable Base Services Agreement or Statement of Work (“LPS Equipment”). FNF shall provide all other computer and network equipment and equipment maintenance necessary in connection with the Services and dedicated solely to the provision of Services to FNF hereunder, including but not limited to personal computers, printers, and related peripheral equipment and network equipment (“FNF Equipment”). LPS Equipment and FNF Equipment are collectively referred to as “Equipment”. FNF shall pay the costs of all media and for the offsite storage of such media in connection with and dedicated solely to the Services to be provided to FNF hereunder. If Equipment once dedicated to Services is, upon audit or otherwise, discovered to be or to have been used for other purposes, LPS shall reimburse FNF for the pro-rated portion of such Equipment used for other purposes.
9.8. Systems.
“Systems” shall mean collectively the Designated Software and the Equipment, which are used to provide the Services.
ARTICLE 10. REQUIRED CONSENTS
FNF shall obtain at FNF’s expense all consents or approvals necessary to allow LPS, its agents and LPS Subcontractors to use the Designated Software for the benefit of the FNF Entities and to provide the Services to FNF and for the FNF Entities to receive the Services during the Term and the Termination Assistance Period (collectively, the “Consents”). FNF shall promptly provide to LPS a copy of all Consents. In the event LPS incurs any such expense at the direction of FNF, FNF shall pay LPS for such expense as a Pass-Through Expense.

ARTICLE 11. THIRD PARTY CONTRACT ADMINISTRATION AND MANAGEMENT
11.1. LPS Responsibilities.
Throughout the Term, LPS will maintain a current schedule of, manage and administer the agreements for which Pass-Through Expenses are paid and such other agreements to which the parties mutually agree in writing (the “LPS Managed Agreements”) and provide a copy of such schedule to FNF upon request from time to time. LPS shall provide FNF with reasonable notice of any renewal, termination or cancellation dates and fees in respect of such LPS Managed Agreements. LPS shall notify FNF of all available warranties and the expiration dates thereof. Within ninety (90) days prior to the expiration of any such warranty, LPS shall supply FNF with notice of such pending expiration and shall acquire, upon the written instruction of FNF, any available extension of any such warranty. LPS shall maintain all information required to make claims on warranties for the LPS Managed Agreements and shall, with FNF’s cooperation, timely file all warranty claims. FNF may modify, terminate, or cancel any such LPS Managed Agreement in its sole discretion. Any modification, termination, or cancellation fees or charges imposed upon FNF in connection with any such modification, termination or cancellation shall be paid by FNF except as provided in the following sentence. LPS shall pay all fees and charges caused by or resulting from LPS’s negligence related to management of the LPS Managed Agreements.
11.2. Third Party Invoices.
LPS will (1) receive all invoices submitted by third parties in connection with the LPS Managed Agreements (collectively, the “LPS Managed Invoices”), (2) review and correct any errors in any such LPS Managed Invoices in a timely manner, and (3) timely pay all amounts due under such LPS Managed Invoices. Except as otherwise provided in this Article 11, FNF shall pay to LPS, as a Pass-Through Expense, all amounts paid by LPS for LPS Managed Agreements, including LPS Managed Invoices.
ARTICLE 12. DATA
12.1. Title to Data.
All data and information submitted to LPS by any FNF Entity, or learned, solicited or compiled by or for LPS for the benefit of FNF in the course of LPS’s performance of Services (“FNF Data”) is and will remain, as between the parties, the property of FNF. LPS and its employees and agents, and LPS Subcontractors and their employees and agents, shall not (1) use the FNF Data for any purpose other than to provide the Services, (2) disclose, assign, lease, transmit or otherwise provide the FNF Data to third parties (other than to LPS Subcontractors), or (3) sell or otherwise commercially exploit the FNF Data directly or indirectly, for consideration of any nature. LPS and LPS Subcontractors shall not use archival tapes or other archival media containing FNF Data other than for archival purposes.

12.2. Return of Data.
LPS shall upon (i) request by FNF at any time, or (ii) the cessation of all Termination Assistance Services, promptly return to FNF, in any FNF-specified form or format readily deliverable at the time, and on any specified media in common use at the time, marked to indicate the time and date of its currency, a copy of all of the FNF Data.
12.3. Partial Return of Data.
Upon FNF request, LPS shall promptly provide to FNF a copy of any such FNF Data as FNF may specify, in any FNF-specified form or format readily deliverable at the time, and on any specified media in common use at the time, marked to indicate the time and date of its currency.
12.4. Timing; Expense.
In the event of a request for full or partial return of FNF Data, FNF may specify a reasonable time frame for delivery and LPS shall use its reasonable best efforts to comply with such request, but shall in any event comply by the later of (i) the requested response date, and (ii) five (5) days. LPS recognizes and acknowledges the importance to FNF and its business of continual access to FNF Data and agrees that, in no event (including pending Dispute or inter-party litigation), shall LPS withhold FNF Data from FNF. FNF shall pay the reasonable, actual cost of complying with such request, including without limitation any media on which the FNF Data is stored for return and for the shipment thereof to FNF.
ARTICLE 13. INVOICES AND PAYMENTS
13.1. Fees.
FNF will pay the fees set forth in Exhibit D, any Statements of Work, Exhibits or Amendments (the “Fees”) in consideration for LPS’s due provision of the related Services.
13.2. Penalties.
If, at the termination or expiration of this Agreement, FNF is due any credits for the period prior to the termination or expiration of this Agreement, such credits shall be offset against any Fees becoming due thereafter or shall be paid to FNF within thirty (30) days after said termination or expiration.
13.3. Taxes.
All amounts mentioned in this Agreement are exclusive of tax. FNF shall pay sales, use, value added, and goods and services taxes imposed by any federal, state, or local governmental entity for products or services provided under this Agreement, excluding taxes based on LPS’s income and property. FNF shall pay such tax(es) in addition to the sums due under this Agreement. LPS shall, to the extent it is aware of taxes, itemize them on a proper VAT, GST or other invoice submitted pursuant to this Agreement. All property, employment and income taxes based on the assets, employees and net income, respectively, of LPS except for Pass-Through Expenses shall be LPS’s sole responsibility. The parties shall cooperate in good faith to minimize taxes to the extent legally permissible. Each party shall provide and make available to the other party any resale certificates, treaty certification and other exemption information reasonably requested by the other party.
13.4. Proration.
LPS will compile all periodic fees or charges under this Agreement on a calendar month basis and will prorate such fees or charges for any partial month based upon the ratio of days in the period hereunder to the number of days in the month.
13.5. Invoicing and Payment.
LPS will invoice FNF monthly, no later than the fifteenth day of the month following that to which the invoice corresponds. Each invoice will include sufficient detail directly or by reference to specific dated Reports to enable FNF to understand the basis for the calculation of Fees and charges then due including, as necessary, documentation of reimbursable expenses, hours for time and materials efforts, predicates for credit adjustments, etc. Upon FNF’s request, LPS shall provide additional supporting detail for any invoice. Any sum due to LPS pursuant to this Agreement shall be due and payable thirty (30) days after receipt by FNF of an invoice from LPS. Any amount not received or disputed by FNF by the date payment is due shall be subject to interest on the balance overdue at a rate equal to the Prime Rate plus one percent from the due date, until paid, applied to the outstanding balance from time to time.
13.6. Rights of Set Off.
With respect to any undisputed amount that (1) should be reimbursed to FNF or (2) is otherwise payable to FNF by LPS pursuant to this Agreement, FNF may, if such amount has not been credited against payments owed by FNF within a reasonable period of time after such amount was due, upon notice to LPS, deduct the entire amount owed against the charges otherwise payable or expenses owed to LPS under this Agreement until such time as the entire amount determined to be owed to FNF has been paid.
13.7. Refundable Items.
In the event LPS receives, during the Term, any refund, credit, or other rebate in respect of a Pass-Through Expense, LPS will promptly notify FNF of such refund, credit, or rebate, and shall promptly pay to the appropriate FNF Entity the full amount of such refund, credit, or rebate, in no event later than thirty (30) days following receipt of such refund.
13.8. Inflation Adjustment.
The Fees (exclusive of Pass-Through Expenses) shall be subject to adjustment as set forth in Exhibit D.
13.9. Pass-Through Expenses.
FNF shall reimburse LPS, at cost, for the pass-through expenses mutually agreed by FNF and LPS in writing and required by LPS in providing the Services (the “Pass-Through Expenses”), to the extent such Pass-Through Expenses are actually incurred by LPS for resources and/or activities and to the extent actually supporting Services for FNF. LPS will promptly provide FNF with the original third-party invoice for such expense, together with a statement that LPS has reviewed the invoiced charges and made a determination of which charges are proper and valid and will be paid by FNF. Otherwise, LPS will act as payment agent for FNF and will pay all third-party charges comprising Pass-Through Expenses. LPS will pay the amounts due and will invoice FNF for such charges as part of the monthly billing. LPS will use commercially reasonable efforts to minimize the amount of Pass-Through Expenses. With respect to services or materials paid for on a Pass-Through Expense basis, FNF reserves the right to: (i) obtain such services or materials directly from a third party; (ii) designate the third party source for such services or materials; (iii) designate the particular services or materials (such as equipment make and model) LPS will obtain; (iv) require LPS to identify and consider multiple sources for such services or materials and evaluate the responses from such sources; and (v) review and approve a Pass-Through Expense for such services or materials before entering into a contract for such services or materials.
ARTICLE 14. AUDITS
14.1. FNF Audit Rights.
Upon at least ten (10) days notice from FNF, LPS shall provide to auditors and inspectors designated by FNF in its notice, and upon request, regardless of advance notice, LPS shall provide (a) to FNF (or auditors and inspectors on behalf of FNF) to the extent FNF is required to do so for compliance with law or regulations or (b) for more immediate reviews by FNF regulators, reasonable access (i) during normal business days and hours (except as may be necessary to perform security audits) to the LPS Service Locations and (ii) at any time at any FNF location for the purpose of performing, at FNF’s expense, audits or inspections of the business of FNF as supported by LPS. LPS shall provide such auditors and inspectors any assistance that they may reasonably require. If any audit by an auditor designated by FNF or a regulatory authority having jurisdiction over FNF or LPS results in LPS being notified that it is not in compliance with any generally accepted accounting principle or other audit requirement relating to the Services, LPS and FNF shall, within the period of time specified by such auditor or regulatory authority, work in good faith at LPS’s then-standard rates to comply with such auditor or regulatory authority. If any non-compliance is due to the non-performance of an obligation of LPS described in any Base Services Agreement, Statement of Work, Exhibit or Amendment, LPS shall correct such non-compliance at no cost to FNF.
14.2. Fee Audit.
FNF may, with ten (10) days prior written notice and at its own expense, engage a third party mutually agreed to by the parties (a “Fee Auditor”) to perform a review and audit of records and reports relating only to volumes of resources, Pass-Through Expenses and travel and living expenses billed to FNF by LPS pursuant to this Agreement (a “Fee Audit”). LPS agrees to cooperate fully with the Fee Auditor in preparation of the Fee Audit Report (as defined below) and deliver any requested information to the Fee Auditor which LPS would otherwise be required to furnish to FNF pursuant to Section 14.1 hereof at FNF’s sole expense. The Fee Auditor shall prepare and submit to FNF a written report of the results of the Fee Audit (a “Fee

Audit Report”). FNF will provide LPS with a copy of the Fee Audit Report within five (5) business days of FNF’s receipt thereof. In the event that the Fee Audit Report reveals that any Fees have been overbilled, LPS shall (1) reimburse FNF for such Fees with interest from the date upon which the Fee was first paid by FNF (the “Fee Payment Date”) until the date on which LPS makes such reimbursement, at the prime rate as published in the money rates table in The Wall Street Journal on the Fee Payment Date (or the prior date on which The Wall Street Journal was published if not published on the Fee Payment Date), (“Prime Rate”) plus one percent and (2) if LPS is not working in good faith to resolve billing issues identified prior to the audit and the Fees exceed by more than 5% the amount which the Fee Auditor determines to be the proper Fee amount, pay any fees, costs or other expenses owed to the Fee Auditor for performing the Fee Audit. In no event shall LPS’s liability for the cost of the Fee Audit exceed reasonable and customary charges for such audits.
ARTICLE 15. FORCE MAJEURE; TIME OF PERFORMANCE
15.1. Force Majeure.
Neither party shall be held liable for any delay or failure in performance of all or a portion of the Services or Additional Services or of any part of this Agreement from any cause beyond its reasonable control which, with the observation of its duties herein and reasonable care, could not have been avoided or promptly remediated (including, but not limited to, acts of God, acts of civil or military authority, governmental regulations, embargoes, epidemics, war, terrorist acts, riots, insurrections, fires, explosions, earthquakes, hurricanes, tornadoes, nuclear accidents and floods, each a “Force Majeure Event”). Upon the occurrence of a condition described in this Section 15.1, the party whose performance is prevented or delayed shall give immediate written notice to the other party describing the affected performance (“Affected Performance”), and the parties shall promptly confer, in good faith, to agree upon equitable, reasonable action to minimize the impact, on both parties, of such condition. The parties agree that the party whose performance is affected shall use commercially reasonable efforts to minimize the delay caused by the Force Majeure Events and recommence the Affected Performance. FNF may immediately cease paying for that part of the Affected Performance which LPS is unable to perform. In the event the delay caused by the Force Majeure Event lasts for a period of more than fifteen (15) days, the parties shall negotiate an equitable modification to this Agreement with respect to the Affected Performance. If the parties are unable to agree upon an equitable modification within ten (10) days after such fifteen (15) day period has expired, then either party shall be entitled to serve thirty (30) days notice of termination on the other party with respect to only such Affected Performance. If the Force Majeure Event for such Affected Performance is continuing upon the expiration of such thirty (30) day notice period the portion of this Agreement relating to the Affected Performance shall automatically terminate. The remaining portion of this Agreement that does not involve the Affected Performance shall continue in full force and effect. In such event LPS shall be entitled to be paid for that portion of the Affected Performance for which it has completed or in the process of completing through the termination date.
15.2. Time of Performance and Increased Costs.

LPS’s time of performance with respect to Services performed under this Agreement shall be extended, and its obligations under Exhibit H shall be suspended, if and to the extent reasonably necessary, in the event that (a) FNF fails to submit data or materials in the prescribed form agreed to by the parties or in accordance with the requirements identified as the responsibility of FNF in this Agreement, (b) FNF fails to perform on a timely basis or provide adequate resources to perform the tasks, functions or other responsibilities of FNF designated as the responsibility of FNF in this Agreement, (c) FNF or any governmental agency authorized to regulate or supervise FNF makes any special request which extends LPS’s normal performance schedule, or (d) any FNF Software does not perform in accordance with its documentation (and, in each case, the same is necessary for LPS’s performance hereunder), or FNF or LPS (at FNF’s direction) changes or modifies the FNF Software which change or modification materially affects LPS’s performance of the Services (each of (a), (b), (c) and (d) an “FNF Interruption Event”). LPS shall give FNF immediate notice of an FNF Interruption Event. If either an FNF Interruption Event occurs and LPS is not prevented thereby from performing any Services, but the occurrence of such FNF Interruption results in (A) an inability of LPS to perform any or all of the Services at the Service Levels or (B) an increased cost to LPS for providing the affected Services, FNF may elect to either (i) suspend LPS’s performance of such Service until such time as the FNF Interruption Event no longer exists, and continue to pay for the Services pursuant to Section 13 of this Agreement, or (ii) elect to receive the Services from LPS in which event LPS shall be relieved of Service Levels with respect to the affected Services for so long as the FNF Interruption Event continues. If an FNF Interruption prevents LPS from performing any Services, FNF shall continue to pay LPS for the Services pursuant to Section 13 of this Agreement.
15.3. Sole and Exclusive.
LPS’s sole and exclusive remedy for FNF’s failure to perform its obligations described in this Agreement (including Section 17.1(d)(1), but excluding Section 16 or use of LPS intellectual property right beyond the scope permitted by this Agreement), and for the occurrence of an FNF Interruption Event shall be limited as provided in this Section 15.3. In no event shall Section 15.2 affect LPS’s right to claim (i) Fees due under this Agreement for Services actually performed and (ii) damages to LPS for the termination of this Agreement in whole, or in part, by FNF (which termination LPS establishes is a breach of this Agreement) equal to the Termination Fee (described in Section 18.5) plus the Fees from the date of termination through the notice period described in Section 18.1. LPS’s failure to timely or duly perform Services hereunder shall not be a breach hereof to the extent resulting, in whole or in part, from an FNF Interruption Event.
ARTICLE 16. CONFIDENTIALITY
16.1. Confidential Information.
Each party shall use at least the same standard of care in the protection of Confidential Information of the other party as it uses to protect its own confidential or proprietary information (provided that such Confidential Information shall be protected in at least a reasonable manner). For purposes of this Agreement, “Confidential Information” includes (1) all confidential or proprietary information and documentation of either party, including the terms of this

Agreement, including with respect to FNF, all FNF Software, FNF Data, all reports, exhibits and other documentation prepared by any FNF Entity in connection with any bid or proposal process and with respect to LPS, the LPS Software, any financial information, and reports, exhibits and other documentation prepared by LPS in connection with any bid or proposal process. Each party shall use the Confidential Information of the other party only in connection with the purposes of this Agreement (including administration and dispute resolution), and shall make such Confidential Information available only to its employees, subcontractors, or agents having a “need to know” with respect to such purpose. Each party shall advise its respective employees, subcontractors, and agents of such party’s obligations under this Agreement. Except as otherwise required by the terms of this Agreement (including Article 18) or applicable law or national stock exchange rule, in the event of the expiration of this Agreement or termination of this Agreement for any reason all Confidential Information of a party disclosed to, and all copies thereof made by, the other party shall be returned to the disclosing party or, at the disclosing party’s option, erased or destroyed. The recipient of the Confidential Information shall provide to the disclosing party certificates evidencing such destruction. The obligations in this Section 16.1 will not restrict disclosure by a party pursuant to applicable law, or by order or request of any court or government agency; provided that, prior to such disclosure the receiving party shall (i) immediately give notice to the disclosing party and (ii) cooperate with the disclosing party in challenging the right to such access and (iii) only provide such information as is required by law, such order or a final, non-appealable ruling of a court of proper jurisdiction. Confidential Information of a party will not be afforded the protection of this Agreement if such Confidential Information was (A) developed by the other party independently as shown by its written business records regularly kept, (B) rightfully obtained by the other party without restriction from a third party, (C) publicly available other than through the fault or negligence of the other party, or (D) released by the disclosing party without restriction to anyone.
16.2. Work Product Privilege.
FNF represents and LPS acknowledges that, in the course of providing Services pursuant to this Agreement, LPS may have access to (i) documents, data, databases or communications that are subject to attorney client privilege and/or (ii) privileged work product prepared by or on behalf of the FNF Entities in anticipation of litigation with third parties (collectively, the “Privileged Work Product”) and that FNF represents and LPS understands that all Privileged Work Product is protected from disclosure by Rule 26 of the Federal Rules of Civil Procedure and the equivalent rules and regulations under the law chosen to govern the construction of this Agreement. FNF represents and LPS understands the importance of maintaining the strict confidentiality of the Privileged Work Product to protect the attorney client privilege, work product doctrine and other privileges and rights associated with such Privileged Work Product pursuant to such Rule 26 and the equivalent rules and regulations under the law chosen to govern the construction of this Agreement. After LPS is notified or otherwise becomes aware that documents, data, database, or communications are Privileged Work Product, only LPS personnel for whom such access is necessary for the purposes of providing Services to FNF as provided in this Agreement shall have access to such Privileged Work Product. Should LPS ever be notified of any judicial or other proceeding seeking to obtain access to Privileged Work Product, LPS shall, (1) immediately give notice to FNF and (2) cooperate with FNF in challenging the right to such access and (3) only provide such information as is required by a final, non-appealable ruling of a court of proper jurisdiction. FNF shall pay the cost of any additional labor expense beyond that required by this Agreement which is incurred by LPS in complying with the immediately preceding sentence. FNF has the right and duty to represent LPS in such resistance or to select and compensate counsel to so represent LPS or to reimburse LPS for reasonable attorneys’ fees and expenses as such fees and expenses are incurred in resisting such access. If LPS is ultimately required, pursuant to an order of a court of competent jurisdiction, to produce documents, disclose data, or otherwise act in contravention of the confidentially obligations imposed in this Agreement, or otherwise with respect to maintaining the confidentiality, proprietary nature, and secrecy of Privileged Work Product, LPS is not liable for breach of such obligation to the extent such liability does not result from failure of LPS to abide by the terms of this Agreement. All Privileged Work Product is the property of FNF and will be deemed Confidential Information, except as specifically authorized in this Agreement or as required by law.
16.3. Injunctive Relief.
Each party acknowledges and agrees that, in the event of a breach or threatened breach of any provision of this Article 16, such party shall have no adequate remedy in damages and notwithstanding the dispute resolution clause hereinabove, is entitled to seek an injunction to prevent such breach or threatened breach; provided, however, that no specification of a particular legal or equitable remedy is to be construed as a waiver, prohibition, or limitation of any legal or equitable remedies in the event of a breach hereof.
16.4. Unauthorized Acts.
Each party shall: (1) notify the other party promptly of any unauthorized possession, use, or knowledge of any Confidential Information by any person which shall become known to it, any attempt by any person to gain possession of Confidential Information without authorization or any attempt to use or acquire knowledge of any Confidential Information without authorization (collectively, "Unauthorized Access”), (2) promptly furnish to the other party full details of the Unauthorized Access and use reasonable efforts to assist the other party in investigating or preventing the reoccurrence of any Unauthorized Access, (3) cooperate with the other party in any litigation and investigation against third parties deemed necessary by such party to protect its proprietary rights, and (4) promptly prevent a reoccurrence of any such Unauthorized Access.
16.5. Publicity.
Except as required by law or national stock exchange rule, neither party shall issue any press release, distribute any advertising, or make any public announcement or disclosure (a) identifying the other party by name, trademark or otherwise, or (b) concerning this Agreement without the other party’s prior written consent. Notwithstanding the foregoing sentence, in the event either party is required to issue a press release relating to this Agreement or any of the transactions contemplated by this Agreement, or by the laws or regulations of any governmental authority, agency or self-regulatory agency, such party shall (i) give notice and a copy of the proposed press release to the other party as far in advance as reasonably possible, but in any event not less than five (5) days prior to publication of such press release and (ii) make any changes to such press release reasonably requested by the other party. In addition, LPS may (1) communicate the existence of the business relationship contemplated by the terms of this

Agreement internally within FNF’s organization and (2) orally and in writing communicate FNF’s identity as a reference with potential and existing customers.
16.6. Data Privacy.
16.6.1.	Where, in connection with this Agreement, LPS processes or stores information about a living individual that is held in automatically processable form (for example in a computerized database) or in a structured manual filing system (“personal data”), on behalf of any FNF Entities or their clients, then LPS shall:
(i)	process those personal data only on the written instructions of an FNF Entity (or, with an FNF Entity’s prior written approval, the FNF Entity’s client);

(ii)	implement appropriate administrative, physical and technical measures to protect those personal data against accidental or unlawful destruction or accidental loss, alternation, unauthorized disclosure or access, in particular where the processing involves the transmission of data over a network for which LPS has responsibility, and against all other unlawful forms of processing. Should an audit reveal unresolved deficiencies (which LPS agrees are deficiencies) without a management plan to correct them, FNF may require LPS to promptly provide a management response to cure the deficiency and to provide documentation, as reasonably requested, to demonstrate such cure to FNF’s reasonable satisfaction. LPS shall bear the costs of any required remedial action. LPS’s security measures shall be in accordance with generally accepted industry standards and applicable Regulations and the Fidelity Information Security Policy in accordance with LPS’s obligations pursuant to Section 3.12. FNF may review LPS’s then-current security procedures in accordance with the procedures set forth in Section 14 of this Agreement. Should a review of LPS’s security procedures and/or policies reveal issues with LPS’s security procedures and/or policies that constitute deficiencies as assessed against applicable Regulations, the Fidelity Information Security Policy and generally accepted industry standards, FNF may require LPS to promptly provide a plan to cure the deficiency and to provide documentation, as reasonably requested, to demonstrate such cure to FNF’s reasonable satisfaction. In addition to the security measures previously implemented by LPS as described in LPS’s then-current security procedures, LPS agrees to adhere to such additional security measures with respect to FNF’s personal data as may reasonably be imposed by FNF in accordance with Section 3.12. FNF will reimburse LPS for its actual costs incurred if adherence to additional security standards requested or required by FNF increases LPS’s costs of operation. LPS shall promptly notify FNF of (i) any known material unauthorized possession or use, or attempt thereof, of the data processing files or other personal data; (ii) the effect of such, and (iii) the corrective action taken in response thereto;

(iii)	not disclose those personal data to any person except as required or permitted by this Agreement (including without limitation any confidentiality restrictions contained in it) or pursuant to an FNF Entity’s written consent;

(iv)	provide full cooperation and assistance to the FNF Entities in allowing data subjects (as defined in Directive 95/46/EC of the Parliament and of the Council of the European Union of 24 October 1995) to have access to those data subjects and/or to ensure that those data subjects are deleted or corrected if so required by any FNF Entity; and

(v)	not process those personal data except to the extent reasonably necessary to the performance of this Agreement.
Except as otherwise agreed in writing, all personal data relating to the FNF Entities or their clients, or any employees or representatives of the FNF Entities, or otherwise acquired by LPS or LPS Subcontractors as a result of this Agreement shall be processed on behalf of the FNF Entities, and LPS shall have no right to process or permit a third party to process such data other than in performance of LPS’s obligations under this Agreement.
16.6.2.	FNF may instruct LPS, where LPS processes personal data on behalf of FNF Entities, to take such steps in the processing of those personal data as are reasonably necessary for the performance of this Agreement.
16.6.3.	If LPS or any LPS Subcontractors transfers any of the personal data that were provided to LPS by FNF Entities to another jurisdiction for processing outside the United States, LPS shall ensure that the transfer, and LPS’s subsequent processing of personal data in the second jurisdiction, do not put the FNF Entities in breach of relevant data protection laws in the jurisdiction to which the personal data is transferred.
16.6.4.	FNF Entities may, in connection with this Agreement, collect personal data in relation to LPS and LPS’s employees, directors and other officers involved in providing Services hereunder. Such data may be collected from LPS, its employees, its directors, its officers, or from other (for example, published) sources; and some limited personal data may be collected indirectly at FNF’s (or FNF’s Entities’) locations from monitoring devices or by other means (e.g., telephone logs, closed circuit TV and door entry systems). Nothing in this Section 16.6.4 obligates LPS or LPS’s employees, directors or other officers to provide personal data requested by FNF. The FNF Entities may use and disclose any such data disclosed by LPS solely for purposes connected with this Agreement and for the relevant purposes specified in the data privacy policy of the FNF Entity (a copy of which is available on request). In particular, FNF may for these purposes transfer such data to any country in which FNF’s worldwide organization does business (including to other FNF Entities) so long as FNF does so in compliance with the relevant data protection laws. LPS agrees to such transfer in its own right and on behalf (with the authority) of its employees, directors and other officers. FNF will maintain the same level of protection for personal data collected from LPS (and LPS’s employees, directors and officers, as appropriate) as FNF maintains with its own personal data, and will implement appropriate administrative, physical and technical measures to protect the personal data collected from LPS and LPS’s employees, directors and other officers against accidental or unlawful destruction or accidental loss, alternation, unauthorized disclosure or access.
ARTICLE 17. REPRESENTATIONS AND WARRANTIES
17.1.	Representations and Warranties.
(a)	LPS represents that:
(1)	It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(2)	It has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement.

(3)	With respect to the subject matter of this Agreement, it is duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it, except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on LPS’s ability to fulfill its obligations under this Agreement.

(4)	The execution, delivery and performance of this Agreement (a) has been duly authorized by LPS and (b) will not conflict with or result in a violation of any of the terms, conditions or provisions of any note, bond, mortgage, indenture or deed of trust or any license, lease agreement or other instrument or obligation to which LPS is a party or by which LPS or any of its assets is bound or affected.

(5)	It is in compliance with all applicable Federal, state, local, international and foreign laws and regulations applicable to it in connection with its obligations under this Agreement.

(6)	There is no outstanding litigation, arbitrated matter or other dispute to which LPS is a party which, if decided unfavorably to LPS, would reasonably be expected to have a potential or actual material adverse effect on LPS’s or FNF’s ability or on LPS’s cost to fulfill its obligations under this Agreement.

(7)	None of the LPS Service Locations is in violation of applicable environmental laws.

(8)	LPS has no knowledge after due inquiry that the provision of the LPS Software infringes upon the proprietary or contractual rights of any third party.

(9)	The execution, delivery and performance of this Agreement will not cause a breach of any commitments by LPS to third parties.

(10)	LPS does not have any commitments to third parties that would cause a breach of LPS’s obligations under this Agreement.

(11)	No approval, authorization, or consent of any governmental or regulatory authority is required to be obtained or made by LPS in order for it to enter into and perform its obligations under this Agreement.

(12)	LPS has the right to use the LPS Software to provide the Services and LPS is not aware of any claims of any party which could reasonably threaten such use.

(13)	The performance by LPS of its obligations under this Agreement and the use by FNF of the LPS Proprietary Software pursuant to this Agreement shall not infringe upon the patents, trade secrets, copyrights or other intellectual property rights of any third party.
(b)	Covenants and Warranties of LPS. LPS covenants and warrants that:
(1)	In connection with providing the Services, LPS shall comply with all applicable Federal, state and local laws and regulations and shall obtain all applicable permits and licenses related to the LPS Service Locations.

(2)	LPS shall maintain and keep the Systems and any other software or Equipment used, exclusively or otherwise, in the provision of the Services, in such condition and state of repair consistent with generally accepted industry practices.

(3)	Any LPS Proprietary Software will not contain any undisclosed back door, spyware, time bomb, drop dead device, clock, timer, copy protection feature, replication device, CPU serial number reference or other software routine designed to disable, lock or erase or otherwise interfere with normal use of a computer program, data, or any other files on the user’s systems, automatically with the passage of time or under the positive control of a person other than a licensee of the software (collectively, “Self-Help Code”) and LPS will make reasonable efforts to prevent the introduction of any virus, Trojan horse, worm contaminants, or other software routines or hardware components designed to permit unauthorized access to disable, erase, or otherwise harm software, hardware or data, or to perform any other similar actions (collectively, “Unauthorized Code”).

(4)	LPS warrants that the Services and the Additional Services will be performed in a professional and workmanlike manner in accordance with the care and skill ordinarily used by other members of the information processing industry practicing under similar conditions for similar customers at the same time.
(c)	Representations of FNF. FNF represents that:
(1)	It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(2)	It has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement.

(3)	With respect to the subject matter of this Agreement, it is duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it, except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on FNF’s ability to fulfill its obligations under this Agreement.

(4)	The execution, delivery and performance of this Agreement (a) has been duly authorized by FNF and (b) will not conflict with or result in a violation of any of the terms, conditions or provisions of any note, bond, mortgage, indenture or deed of trust or any license, lease agreement or other instrument or obligation to which FNF is a party or by which FNF or any of its assets is bound or affected.

(5)	It is in compliance with all applicable Federal, state, local, international and foreign laws and regulations applicable to FNF in connection with its obligations under this Agreement.

(6)	There is no outstanding litigation, arbitrated matter or other dispute to which FNF is a party which, if decided unfavorably to FNF, would reasonably be expected to have a potential or actual material adverse effect on LPS’s or FNF’s ability to fulfill its obligations under this Agreement.
(d)	Covenants of FNF:
(1)	FNF responsibilities shall be performed in a good and workmanlike manner in accordance with the care and skill ordinarily used by other members of the title insurance industry practicing under similar conditions at the same time.
(e)	LPS’s sole and exclusive remedy for FNF’s breach of Section 17.1 shall be as set forth in Sections 15.2 and 15.3.

17.2.	Disclaimer.
EXCEPT AS SPECIFIED IN THIS AGREEMENT, NEITHER FNF NOR LPS MAKES ANY WARRANTIES WITH RESPECT TO THE AGREEMENT AND EACH EXPLICITLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A SPECIFIC PURPOSE.
ARTICLE 18. TERMINATION
18.1.	Termination for Convenience.
Termination of this Agreement, in whole or in part, by FNF for convenience and associated partial termination amounts, termination fees and minimum purchase commitments for the Services, if any, are addressed in Exhibit I.
18.2.	Termination.
(a)	If LPS fails to perform any of its material obligations under this Agreement, FNF shall provide notice of such non-performance (describing such non-performance in reasonable detail) (“Default Notice”). LPS shall have thirty (30) days after receipt of the Default Notice to cure such failure (or, if a cure could not reasonably be completed in thirty days, but LPS is diligently pursuing a cure, then LPS shall have sixty (60) days to cure such failure) (“Default Cure Period”). In the event LPS does not cure the failure within the Default Cure Period, FNF may terminate this Agreement (or any relevant Specific Core Service, Statement of Work, Base Services Agreement, or reasonably separable Service which is separately priced (“Service Component”)) by providing notice of termination and specifying in such notice the effective date of termination. FNF shall not be required to provide a Default Notice with respect to the occurrences described in Section 18.2(b) and (c). If FNF fails to timely pay undisputed amounts due hereunder, or otherwise breaches its duty of confidentiality in a manner which has or may have a material adverse impact on LPS, and does not cure such failure within the Default Cure Period of a Default Notice from LPS, then LPS may terminate this Agreement (or at LPS’s discretion any relevant Service Component) effective as of the last day of the Default Cure Period.

(b)	With respect to material breaches of the provisions of Section 16.1, 16.2, and/or 16.6, the Default Cure Period under Section 18.2 will be two (2) business days. This Section 18.2(b) shall not limit or obviate in any way any other remedies to which a terminating party may be entitled pursuant to this Agreement, by law, at equity or otherwise for breach of Sections 16.1, 16.2, and/or 16.6.

(c)	In the event that LPS is acquired in a Change of Control (as defined below), then at any time during the thirty (30) day period following the date that is seventy-five (75) days after the date of the Change of Control, FNF may terminate this Agreement by giving LPS written notice during the 30 day period and designating a date upon which the termination will be effective, which effective date shall not be sooner than twelve (12) months following the Change of Control. For purposes of this section, "Change of Control” means the consummation of: (i) an acquisition (in a single transaction or a series of related transactions) of more than fifty percent (50%) of the capital (or voting) stock of LPS by any other non-Affiliated “person” or “persons” (as such term is used in Sections 12(d) and 14(d) of the Securities Exchange Act of 1934, as amended) such that immediately following such acquisition that “person” has Control of LPS; or (ii) a sale or disposition by LPS of all or substantially all of its assets to a non-Affiliated “person”. “Control” and its derivatives mean with regard to any entity the legal, beneficial or equitable ownership, directly or indirectly, of fifty percent (50%) or more of the capital stock (or other ownership interest, if not a corporation) of such entity ordinarily having voting rights. In the event of such termination, in addition to payment by FNF of any Fees due for Services rendered, FNF shall pay the Shutdown Expenses set forth in Exhibit I.
18.3.	Termination for Insolvency.
(a)	In the event that either party:
(1)	shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

(2)	shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its property or assets, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or (vi) take any corporate, partnership or other action for the purpose of effecting any of the foregoing;

then the other party may, by giving notice thereof to such party, exercise any termination right, and such termination shall become effective as of the date specified in such termination notice.
(b)	In the event that:
(1)	a proceeding or case shall be commenced, without the application or consent of a party, in any court of competent jurisdiction, seeking (i) its reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of such party or of all or any substantial part of its property or assets or (iii) similar relief in respect of such party under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) days or more days; or
(2)	an order for relief against such party shall be entered in an involuntary case under the Bankruptcy Code;
then the other party may, by giving notice thereof to such party, exercise any termination right, and such termination shall become effective as of the date specified in such termination notice.
18.4.	Termination Assistance.
With respect to the termination or expiration of this Agreement, or any Service Component, for any reason, LPS will provide FNF, at FNF’s request, the transition services reasonably necessary for FNF to effect an orderly transition for the performance by or on behalf of FNF of the Services so terminated. Further, LPS will provide all staff, services and assistance reasonably required by FNF for such transition (“Termination Assistance Services”). Termination Assistance Services shall be provided as reasonably requested by FNF and may begin prior to termination. All Termination Assistance Services shall be provided at the then applicable unit or hourly rate in this Agreement for the Termination Assistance Services rendered, or if no unit or hourly rate is applicable, at LPS’s then-standard rate for such Services. In the event LPS terminates this Agreement for material breach by FNF, FNF shall prepay to LPS all anticipated fees and expenses related to the Termination Assistance Services prior to the commencement of Termination Assistance Services. LPS will comply with FNF’s directions to accomplish the orderly transition and migration of the Services to FNF, or any entity designated by FNF, from LPS. LPS will continue to provide Services in connection with Termination Assistance Services for a period of up to six (6) months after termination or expiration of this Agreement, or any Service Component, but only if requested by FNF, and for such further period as mutually agreed by FNF and LPS (“Termination Assistance Period”). LPS’s obligations under this Section 18.4 will also consist of the following:
(a)	LPS shall, upon FNF’s request, promptly provide FNF with detailed specifications and documentation available to LPS for Equipment and LPS Software.

(b)	LPS shall, at FNF’s request and at FNF’s sole expense, make reasonable efforts to promptly transfer to FNF or any entity designated by FNF, any rights to access and to use the LPS Third Party Software then being used by LPS in providing the Termination Assistance Services under this Agreement and LPS shall, at FNF’s request and at FNF’s sole expense, make reasonable efforts to cause the grant to FNF, or any entity specified by FNF, of any necessary rights to access and use the LPS Third Party Software, to the extent such rights have not previously been so acquired or transferred.

(c)	Notwithstanding Section 8.7 above, LPS hereby consents to FNF’s solicitation and/or hiring by FNF of those Project Staff that LPS and FNF jointly determine, at any time after notice of termination of any Service Component(s), working on such Service Components.

(d)	LPS shall make available to FNF for purchase, all Equipment owned by LPS and used in the provision of the Services which are dedicated solely to the Services, for a purchase price equal to the greater of (i) the then current net book value for such Equipment or (ii) the fair market value as determined by the Management Committee. For the Equipment not purchased by FNF in accordance with the provisions of the immediately preceding sentence, LPS shall identify, and assist FNF in procuring, at FNF’s sole expense, suitable functionally equivalent replacements. Notwithstanding any of the foregoing to the contrary, FNF shall not be required to make any payment for the transfer of ownership rights to FNF of Equipment in connection with the purchase of which LPS originally charged FNF the purchase price therefor as a Pass-Through Expense. Payment shall be prorated to that portion of the purchase price which was not paid as a Pass-Through Expense.

(e)	At FNF’s request, LPS shall make available to the extent permitted by the terms of a lease, all leases for the Equipment leased by LPS and used in the provision of the Services, and shall assist in obtaining consents to such assignments.

(f)	At FNF’s request, LPS shall provide training reasonably required by FNF for the personnel who will be assuming responsibility for services and operations only during the Termination Assistance Period. LPS shall provide training to FNF after the Termination Assistance Period according to LPS’s standard fees and class schedules.

(g)	LPS shall provide such other services only if, and at the rates, mutually agreed to by the Parties.
ARTICLE 19. EXIT PLAN
19.1.	Description of Termination Assistance Services.
LPS will provide to FNF Termination Assistance Services as described in this Article 19.
19.2.	Implementation.
Upon the expiration or termination of this Agreement for any reason:
(a)	LPS shall provide assistance in building a detailed exit plan, which plan shall include, at a minimum, a high level work plan that sets forth the activities and associated timeline required to effect such a transfer and maintain ongoing operations;

(b)	LPS shall provide the Termination Assistance Services pursuant to Section 18.4;

(c)	The FNF Entities will allow LPS to use, at no charge, those FNF Entity facilities being used to perform the Termination Assistance Services for as long as LPS is providing the Termination Assistance Services to enable LPS to effect an orderly transition of LPS’s resources to FNF or its designees; and

(d)	Each party will have the rights specified in Article 9 in respect of the Designated Software. At such time as LPS ceases to provide the Termination Assistance Services, LPS will deliver a copy of all source code and Documentation for the FNF Software and shall destroy all copies in LPS’ possession.
ARTICLE 20. INDEMNIFICATION
20.1.	Indemnification by LPS.
LPS shall indemnify, defend and hold harmless (collectively, “Indemnify”) FNF and its respective employees, agents, officers, and designated representatives and including, for purposes of Sections 20.1(d) and 20.3, the FNF Entities (collectively, the “FNF Indemnified Parties”) from and against any judgment, damage, fine, demand, loss, cost of any kind, liability (including settlements and judgments) or expense (including reasonable attorneys’ fees and expenses and court costs) (collectively, “Damages”):
(a)	arising in connection with or as a result of (i) a violation of international, foreign, Federal, state, local or other laws or regulations for the protection of persons or members of a protected class or category of persons, including unlawful discrimination by LPS or any LPS Subcontractors or any of their respective employees or agents (collectively the “LPS Agents,” and each, a “LPS Agent”), (ii) work-related injury or death caused by LPS or any LPS Agent; or (iii) any other aspect of the employment relationship of any LPS employee with LPS or the termination of the employment relationship with LPS (including claims for breach of an express or implied contract of employment), to the extent caused by alleged or actual improper conduct of LPS or any LPS Agent;

(b)	relating to any amounts including taxes, interest and penalties assessed against FNF that are the obligations of LPS pursuant to Article 13;

(c)	arising in connection with or as a result of death, personal injury, or damage to or loss of real or personal property, which is caused by the acts or omissions of LPS or any LPS Agent;

(d)	arising in connection with or as a result of LPS’s breach of any confidentiality obligations of LPS pursuant to Article 16; or

(e)	arising in connection with the failure of LPS to comply with its obligations pursuant to Article 10.

20.2.	Indemnification by FNF.
FNF shall Indemnify LPS and its respective employees, agents, officers, and designated representatives (collectively, the “LPS Indemnified Parties”, each of the LPS Indemnified Parties and the FNF Indemnified Parties individually are referred to as an “Indemnified Party”) from and against any Damages:
(a)	arising in connection with or as a result of (i) a violation of international, foreign, Federal, state, local or other laws or regulations for the protection of persons or members of a protected class or category of persons, including unlawful discrimination by FNF or any of FNF’s subcontractors or any of their respective employees or agents (collectively, the “FNF Agents,” and each, a “FNF Agent”), (ii) work-related injury or death caused by FNF or any FNF Agent; or (iii) any other aspect of the employment relationship of any FNF employee with FNF or the termination of the employment relationship with FNF (including claims for breach of an express or implied contract of employment), to the extent caused by alleged or actual improper conduct of FNF or any FNF Agent;

(b)	relating to any amounts including taxes, interest and penalties assessed against LPS that are the obligations of FNF pursuant to Article 13;

(c)	arising in connection with or as a result of death, personal injury, or damage to or loss of real or personal property, which is caused by the acts or omissions of FNF or any FNF Agent; or

(d)	arising in connection with or as a result of FNF’s breach of any confidentiality obligations of FNF pursuant to Article 16.
20.3.	LPS Intellectual Property Indemnification.
(a)	LPS shall Indemnify the FNF Indemnified Parties with respect to Damages arising in connection with or as a result of any actual or alleged infringement by any of the LPS Proprietary Software, Developed Software, Documentation, or the manner in which the Services are performed of any patent, copyright, trademark, trade name or other intellectual property or proprietary or contractual rights of a third party. The responsibility of LPS for any actual or alleged infringement of Developed Software or Services required by specifications or instructions given by FNF shall be limited to the amount (if any) of LPS’s recovery relating to the claim pursuant to the applicable license agreement for such software.

(b)	If, in LPS’s opinion, any LPS Proprietary Software, Developed Software or Documentation or portion thereof furnished hereunder is likely to or does become the subject of a claim of infringement or misappropriation, LPS shall either recommend for FNF’s consideration an item which is equally suitable and upon FNF’s approval of the recommended replacement, replace the infringing item, or modify the alleged infringement so that it becomes non-infringing, so long as such modification or replacement does not cause a material disruption in any FNF technology systems or operations, or at LPS’s expense, obtain the right for FNF to continue the use of such item.
(c)	LPS shall use reasonable efforts to cause all licenses to LPS Third Party Software or other third party proprietary materials used to provide the Services to contain infringement indemnification for FNF to the same extent that such indemnification is provided hereunder; provided that the responsibility of LPS to FNF for any actual or alleged infringement of LPS Third Party Software shall be limited to the amount (if any) of LPS’s recovery relating to the claim pursuant to the applicable license agreement for such LPS Third Party Software.

(d)	This Section states FNF’s and the FNF Entities’ sole and exclusive remedy for any actual or alleged infringement of any third party’s intellectual property or proprietary or contractual rights.
20.4.	FNF Intellectual Property Indemnification.
(a)	FNF shall Indemnify the LPS Indemnified Parties with respect to Damages arising in connection with or as a result of any actual or alleged infringement by any of the FNF Proprietary Software, FNF Third Party Software as furnished by FNF under this Agreement, or any patent, copyright, trademark, trade name or other intellectual property or proprietary or contractual rights of a third party. FNF shall not be responsible for any actual or alleged infringement of FNF Proprietary Software which arises out of specifications or instructions given by LPS. Notwithstanding the foregoing, FNF’s indemnification obligation to LPS Indemnified Parties for FNF Third Party Software shall be limited to the amount (if any) of FNF’s recovery relating to the claim pursuant to the applicable license agreement for such software.

(b)	If, in FNF’s opinion, any FNF Proprietary Software, FNF Third Party Software as furnished by FNF under this Agreement, or portion thereof furnished hereunder is likely to or does become the subject of a claim of infringement or misappropriation, FNF shall either recommend for LPS’s consideration an item which is equally suitable and upon LPS’s approval of the recommended replacement, replace the infringing item, or modify the alleged infringement so that it becomes non-infringing, so long as such modification or replacement does not cause a material disruption to the Services or at FNF’s expense, obtain the right for LPS to continue the use of such item.

(c)	This Section states LPS’s sole and exclusive remedy for any actual or alleged infringement of any third party’s intellectual property or proprietary or contractual rights.
20.5.	Indemnification Procedures.
Upon (a) the occurrence of an event or (b) the commencement of any civil, criminal, administrative, arbitral or investigative claim, action, suit or proceeding (each, a “Claim”) against an Indemnified Party, in connection with which Damages have been incurred or are likely to be incurred, notice thereof shall be given to the party that is obligated to provide indemnification (the “Indemnifying Party”) as promptly as practicable; provided, however, that any delay on the part of the Indemnified Party in providing such notice shall not relieve the Indemnifying Party of its indemnification obligation except to the extent the Indemnifying Party is detrimentally prejudiced thereby. After such notice, the Indemnifying Party shall immediately either provide the required indemnification or take control of the defense and investigation of the Claim, if any, and employ and engage attorneys reasonably acceptable to the Indemnified Party to handle and defend the same, at the Indemnifying Party’s sole cost and expense. The Indemnified Party shall, at the expense of the Indemnifying Party, cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of the Claim and any appeal arising therefrom. No settlement of a Claim that involves a remedy other than the payment of money by the Indemnifying Party shall be entered into without the consent of the Indemnified Party. After notice by the Indemnifying Party to the Indemnified Party of its election to assume full control of the defense of the Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses incurred thereafter by such Indemnified Party in connection with the defense of that Claim. If the Indemnifying Party does not assume full control over the defense of a Claim subject to such defense as provided in this Section 20.5, the Indemnified Party shall have the right to defend the Claim in such manner as it may deem appropriate, at the cost and expense of the Indemnifying Party.
20.6.	Contribution.
Notwithstanding anything herein to the contrary, if any third party Claim is commenced against one or both parties that would, if brought against both parties, entitle each party to indemnification from the other under either Section 20.1, Section 20.2, Section 20.3 or Section 20.4 the parties shall allocate between themselves any liability or expenses (including reasonable attorneys’ fees and expenses) arising out of or relating to such Claim, according to the parties’ relative shares of liability. Neither contributory negligence nor any analogous principle shall be a defense to any allocation of liability or expenses pursuant to this Section 20.6. An Indemnifying Party shall not be relieved of its obligation to provide the defense against any Claim pursuant to such Indemnifying Party’s obligations under this Article 20, notwithstanding any dispute by such Indemnifying Party relating to whether any act or omission of the Indemnified Party contributed to the Claim to which the obligation to Indemnify arises.
20.7.	Limitation of Liability.
(a)	SUBJECT TO THIS SECTION 20.7, EACH PARTY SHALL BE LIABLE TO THE OTHER FOR ALL DIRECT DAMAGES ARISING OUT OF OR RELATED TO ANY CLAIMS, ACTIONS, LOSSES, COSTS, DAMAGES AND EXPENSES RELATED TO, IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT. SUBJECT TO SECTION 20.8 BUT NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL THE AGGREGATE LIABILITY OF EITHER PARTY TO THE OTHER FOR DAMAGES, WHETHER ARISING IN CONTRACT, TORT, EQUITY, NEGLIGENCE OR OTHERWISE, EXCEED THE FEES PAID BY FNF TO LPS PURSUANT TO THIS AGREEMENT

OVER THE TWELVE MONTH PERIOD IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO SUCH.
(b)	IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INDIRECT, SPECIAL, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND WHATSOEVER.
20.8.	Exclusions.
The provisions set forth in Section 20.7(a) do not apply to and do not limit damages recoverable for (a) the indemnification provisions set forth in this Article 20 relating to third party claims, (b) breach of Section 16.1, or (c) damages arising out of gross negligence or intentional misconduct, nor shall any such damages accrue toward satisfaction of the foregoing limitation on damages.
ARTICLE 21. WAIVER
No delay or omission by a party to exercise any right or power accruing hereunder will impair or be construed as a waiver of any such right or power nor will such party be deemed to have waived any event of default or acquiesced in it, and such party shall exercise every such right and power from time to time and as often as shall be deemed expedient. All waivers shall be in writing and signed by the party waiving its rights.
ARTICLE 22. INSURANCE
22.1.	Coverage Required.
During the Term, LPS shall obtain and maintain, and require any LPS Subcontractors performing Services pursuant to the terms of this Agreement to obtain and maintain, without incremental cost to FNF, until the end of the Term and for any Termination Assistance Period, insurance of the types and in the amounts set forth below. Subject to annual renewal, this provision may be satisfied by LPS’s self-insurance. The required insurance coverages are:
(a)	statutory workers’ compensation in accordance with all international, foreign, federal, state and local requirements;

(b)	employer’s liability insurance in an amount not less than $1,000,000 per occurrence, covering bodily injury by accident or disease, including death;

(c)	commercial general liability (including products/completed operations with coverage being maintained for a period of five (5) years past the termination or expiration of this Agreement and contractual liability insurance or such equivalent insurance in a foreign jurisdiction) in an amount not less than $1,000,000;

(d)	comprehensive automobile liability covering all vehicles that LPS owns, hires or leases in an amount not less than $1,000,000 (combined single limit for bodily injury and property damage);

(e)	professional errors and omissions liability insurance in an amount of not less than $5,000,000 per wrongful act for liability arising out of any negligent act, error, mistake or omission of LPS or any LPS Subcontractors performing Services pursuant to the terms of this Agreement; and

(f)	fidelity insurance covering all employees of LPS with limits of not less than $2,000,000 per loss.
22.2.	Insurance Documentation.
To the extent third party insurance is obtained or maintained pursuant to Section 22.1, LPS shall, within ten (10) days of commencing work, furnish to FNF certificates of insurance or other appropriate documentation (including evidence of renewal of insurance) evidencing all coverage referenced in Section 22.1 and naming FNF as an additional insured on those policies described in Section 22.1(c) and (d) above. Such certificates or other documentation shall include a provision whereby thirty (30) days’ notice must be received by FNF prior to coverage cancellation, as per current standard ACORD certification by either LPS or any LPS Subcontractors performing Services pursuant to the terms of this Agreement, or the applicable insurer.
ARTICLE 23. MISCELLANEOUS PROVISIONS
23.1.	Notices.
Except as otherwise specified in this Agreement, all notices, requests, consents, approvals, and other communications required or permitted under this Agreement shall be in writing and shall have been deemed to have been properly given, unless explicitly stated otherwise if sent to each of the persons at the addresses or facsimile numbers set forth below for a party by (i) Federal Express or other comparable overnight courier, (ii) registered or certified mail, postage prepaid, return receipt requested, or (iii) facsimile during normal business hours to the place of business of the recipient; provided that any facsimile notice must be followed the same day with a delivery of identical notice by Federal Express or other comparable overnight courier, for next business day delivery.

In the case of FNF, to:	Fidelity National Financial, Inc.
601 Riverside Avenue
Jacksonville, FL 32204
Attention: President

With a copy to:	Fidelity National Financial, Inc.
601 Riverside Avenue
Jacksonville, FL 32204
Attention: General Counsel

In the case of LPS:	Lender Processing Services, Inc.
601 Riverside Avenue
Jacksonville, FL 32204
Attention: President

With a copy to:	Lender Processing Services, Inc.
601 Riverside Avenue
Jacksonville, FL 32204
Attention: General Counsel
All notices, notifications, demands or requests so given shall be deemed given and received (i) if mailed, three (3) days after being deposited in the mail; (ii) if sent via overnight courier, the next business day after being deposited; or (iii) if sent via facsimile on a business day, that day, or if sent via facsimile on a day that is not a business day, the next day that is a business day; provided that any facsimile notice must be followed the same day with a delivery of identical notice by Federal Express or other comparable overnight courier, for next business day delivery. Either party may change its address(es) or facsimile number(s) or the individual(s) for notification purposes by giving the other party notice of the new address(es) or telecopy number(s) and/or individual(s) and the date upon which it will become effective.
23.2. Counterparts.
This Agreement shall be executed in any number of counterparts all of which taken together will constitute one single agreement between the parties.
23.3. Headings.
The article and section headings and the table of contents are for reference and convenience only and will not be considered in the interpretation of this Agreement.
23.4. Relationship.
The performance by LPS of its duties and obligations under this Agreement are that of an independent contractor and nothing contained in this Agreement, except for the limited agency expressly provided for herein, creates or implies an agency relationship between FNF and LPS, nor will this Agreement be deemed to constitute a joint venture or partnership between FNF and LPS. LPS and FNF agree that LPS is an independent contractor and its personnel are not FNF’s agents or employees for federal or state tax purposes, and are not entitled to any FNF employee benefits. Except as specifically set forth herein, each party assumes sole and full responsibility for its acts and the acts of its personnel, agents and subcontractors. Neither party has any authority to make commitments or enter into contracts on behalf of, bind, or otherwise obligate the other party in any manner whatsoever except as specifically set forth herein.
23.5. Severability.
If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law, then the remaining provisions of this Agreement or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable will not be affected thereby, and each such provision of this Agreement will be valid and enforceable to the extent permitted by law.
23.6. Entire Agreement.
This Agreement and each of the Exhibits and Schedules, which are hereby incorporated by reference into this Agreement, is the entire agreement between the parties with respect to its subject matter, and there are no other representations, understandings, or agreements between the parties relative to such subject matter. This Agreement is intended to supersede any and all continuing agreements among LPS and/or Subsidiaries on the one hand and FNF and/or FNF Entities on the other, for substantially similar services as contemplated herein. Without limiting the foregoing, the parties expressly acknowledge that this Agreement, together with the Exhibits and Schedules hereto, is intended to restate, novate and replace the Original Agreement, First Restated MSA and Second Restated MSA in their entirety, and upon the effectiveness of this Agreement, the Original Agreement, First Restated MSA, and Second Restated MSA shall be deemed to have been superseded and replaced in their entirety by this Agreement.
23.7. Amendments.
No amendment to, or change, waiver, or discharge of, any provision of this Agreement will be valid unless in writing and signed by an authorized representative of the party against which such amendment, change, waiver, or discharge is sought to be enforced.
23.8. Governing Law.
This Agreement will be interpreted pursuant to and governed by the laws of the State of Florida applicable to contracts to be performed within Florida, without giving effect to any conflicts of law doctrine of such State.
23.9. Survival.
The terms of Article 9, Section 12.2, Section 13.3, Article 14.2, Article 15, Article 16, Article 17, Section 18.4, Article 20, Article 21, and Article 23 will survive the expiration of this Agreement or termination of this Agreement for any reason.
23.10. Third Party Beneficiaries.
Each party intends that this Agreement will not benefit, or create any right or cause of action in or on behalf of, any person or entity other than FNF or LPS or, with respect to Sections 20.1(d) and 20.3, the FNF Entities. Notwithstanding the foregoing sentence, (i) LPS shall have the right to bring a claim against FNF to the extent such claim results from an FNF Entity failing to abide by the terms of this Agreement and (ii) FNF shall have the right to bring any claim against LPS on behalf of any other FNF Entity which results from LPS’s failure to deliver Services to such FNF Entity in accordance with the terms of this Agreement or to comply with the terms of this Agreement.

23.11. Acknowledgment.
FNF and LPS each acknowledge that the limitations and exclusions contained in this Agreement have been the subject of active and complete negotiation between the parties and represent the parties’ agreement based upon the level of risk to FNF and LPS associated with their respective obligations under this Agreement and the payments to be made to LPS and charges incurred by LPS pursuant to this Agreement. The parties agree that the terms and conditions of this Agreement will not be construed in favor of or against any party by reason of the extent to which any party or its professional advisors participated in the preparation of this Agreement.
23.12. Covenant of Further Assurances.
FNF and LPS covenant and agree that, subsequent to the execution and delivery of this Agreement and without any additional consideration, each of FNF and LPS will execute and deliver any further legal instruments and perform any acts which are or shall become necessary to effectuate the purposes of this Agreement.
23.13. Assignment.
Except as specified in Sections 3.2 and 8.4, neither FNF nor LPS shall assign, delegate or otherwise transfer all or any part of its rights or obligations under this Agreement or any part hereof, unless otherwise provided for in this Agreement, without the express written consent of the non-assigning Party; provided either party may assign or otherwise convey or transfer its rights, or interests under this Agreement pursuant to any merger or reorganization or sale of all or substantially all of such party’s assets or other consolidation, reorganization or Change of Control and may otherwise assign, convey or transfer its rights to any Affiliate upon notice to, but not upon written consent of the other party. Any assignment hereunder shall be conditioned upon the understanding that this Agreement shall be binding upon the assigning party’s successors and assigns. Any attempted assignment, delegation or transfer, other than as described and permitted by this Section 23.13, will be null and void and of no effect. Either party shall be permitted to assign this Agreement to any Affiliate except that the assigning party shall remain responsible for all obligations under this Agreement including the payment of Fees.
[signature page follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

FIDELITY NATIONAL FINANCIAL, INC.
By	/s/ John Crowley
John Crowley
Chief Information Officer

LENDER PROCESSING SERVICES, INC.
By	/s/ Jeffrey S. Carbiener
Jeffrey S. Carbiener
President and Chief Executive Officer